SCHEDULE DEF-14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.   )
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CINCINNATI FINANCIAL CORPORATION

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Cincinnati Financial Corporation

2009 SHAREHOLDER MEETING NOTICE AND PROXY STATEMENT
March 20, 2009
To the Shareholders of Cincinnati Financial Corporation:
You are cordially invited to attend the Annual Meeting of Shareholders of Cincinnati Financial Corporation, which will take place at 9:30 a.m. on Saturday, May 2, 2009, at the Cincinnati Art Museum, located in Eden Park, Cincinnati, Ohio. The business to be conducted at the meeting includes:
1.	Electing one director for a term of one year and five directors for terms of three years,

2.	Ratifying the selection of Deloitte & Touche LLP as the company’s independent registered public accounting firm for 2009,

3.	Adopting the Cincinnati Financial Corporation Annual Incentive Compensation Plan of 2009,

4.	Adopting the Cincinnati Financial Corporation Directors’ Stock Plan of 2009,

5.	Acting on a shareholder proposal, if introduced at the meeting, and

6.	Transacting such other business as may properly come before the meeting.
Shareholders of record at the close of business on March 4, 2009, are entitled to vote at the meeting.
Whether or not you plan to attend the meeting, please cast your vote as promptly as possible. We encourage you to vote via the Internet. It is convenient and saves your company significant postage and processing costs. You also may submit your vote by telephone or by mail, if you prefer.
Your Internet or telephone vote must be received by 11:59 p.m. Eastern Daylight Time on May 1, 2009, to be counted in the final tabulation. Your interest and participation in the affairs of the company are appreciated.

/S/ Steven J. Johnston
Steven J. Johnston, FCAS, MAAA, CFA
Secretary

This proxy statement, the Annual Report on Form 10-K, the Letter from the Chairman and the Chief Executive Officer and voting instructions were first made available to Cincinnati Financial Corporation shareholders on March 20, 2009

Frequently Asked Questions
Who is soliciting my vote? — The board of directors of Cincinnati Financial Corporation is soliciting your vote for the 2009 Annual Meeting of Shareholders.
Who is entitled to vote? — Shareholders of record at the close of business on March 4, 2009, may vote.
How many votes do I have? — You have one vote for each share of common stock you owned on March 4, 2009.
How many votes can be cast by all shareholders? — 162,504,107 outstanding shares of common stock can be voted as of the close of business on March 4, 2009.
How many shares must be represented to hold the meeting? — A majority of the outstanding shares, or 81,252,054 shares, must be represented to hold the meeting.
How many votes are needed to elect directors and to approve the proposals? — The nominees for director receiving the six highest vote totals will be elected as directors. Our independent registered public accounting firm is ratified and other proposals are approved if votes cast in favor of the proposal exceed votes cast against it.
What if I vote “withhold” or “abstain?” — “Withhold” or “abstain” votes have no effect on the votes required to elect directors, to ratify the independent registered public accounting firm or to approve or reject the other proposals.
Can my shares be voted if I don’t return my proxy and don’t attend the annual meeting? — If your shares are registered in your name, the answer is no. If your shares are registered in the name of a bank, broker or other nominee and you do not direct your nominee as to how to vote your shares, applicable rules provide that the nominee generally may vote your shares on any of the routine matters scheduled to come before the meeting. If a bank, broker or other nominee indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, these shares (called broker non-votes) will be counted as present in determining whether we have a quorum but will have no effect on the votes required to elect directors, to ratify the independent registered public accounting firm or to approve or reject the other proposals.
How do I vote? — You may vote by proxy, whether or not you attend the meeting, in one of three ways:
•	Internet (www.proxyvote.com)

•	Telephone (800-690-6903)

•	Mail
Even if you plan to attend the annual meeting, we ask that you vote by Internet, telephone or mail. Attending the meeting does not constitute a revocation of a previously submitted vote.
Instructions for voting via the Internet or by telephone, along with the required Control Number (the Control Number is unique to each account), were provided to you by mail or by e-mail in late March or early April. If you receive information from us by mail, you also received a Notice or proxy card that can be returned in the postage-paid envelope that was included in the same envelope.
The deadline for Internet and telephone voting is 11:59 p.m., Eastern Daylight Time, May 1, 2009. If you choose to vote by mail, be sure to return your proxy card in time to be received and counted before the Annual Meeting.
Where do I locate my Control Number so I can vote? —If you receive our information in the mail, it will be on the card that also gives your name and the number of shares you hold. If you receive our information in e-mails, the Control Number is in the text of the e-mail.
What if I cannot locate my Control Number — If you hold shares directly in your name, you may obtain your Control Number by calling 800-579-1639. If your shares are registered in the name of a bank, broker or other nominee, that firm will be able to supply the Control Number.
Can I obtain another proxy card so I can vote by mail? — If you hold shares directly in your name, you may obtain another proxy card by calling 800-579-1639. If your shares are registered in the name of a bank, broker or other nominee, that firm will be able to supply another proxy card.

Can I change my vote or revoke my proxy? — Yes. Just cast a new vote by Internet or telephone or send in a new signed proxy card with a later date. If you hold shares directly in your name, you may send a written notice of revocation to the secretary of the company. If you hold shares directly in your name and attend the annual meeting, you also may choose to vote in person at the meeting. To do so, at the meeting you can request a ballot and direct that your previously submitted proxy not be used. Otherwise, your attendance itself does not constitute a revocation of your previously submitted proxy.
How are the votes counted? — Votes cast by proxy are tabulated prior to the meeting by the holders of the proxies. Inspectors of election appointed at the meeting count the votes and announce the results. The proxy agent reserves the right not to vote any proxies that are altered in a manner not intended by the instructions contained in the proxy.
Could other matters be decided at the meeting? — We do not know of any matters to be considered at the annual meeting other than the election of directors and the proposals described in this proxy statement. For any other matters that do properly come before the meeting, your shares will be voted at the discretion of the proxy holder.
Who can attend the meeting? — The meeting is open to all interested parties.
Can I listen to the meeting if I cannot attend in person? — If you have access to the Internet, you can listen to a live webcast of the meeting. Instructions will be available on the Investors page of www.cinfin.com approximately two weeks before the meeting. An audio replay will be available on the Web site within two hours after the close of the meeting.
Why did my materials arrive in different envelopes — Again this year, our paper mailings were timed to meet new regulatory standards that help us keep mailing and paper costs low. Most shareholders who have not elected to receive information using electronic delivery received three mailings:
•	In late March: you received a card notifying you that you could cast your vote after reviewing your company’s year-end 2008 financial materials and proxy statement online. You also could request paper materials.

•	In early April: if you hadn’t yet voted, you received a second notification that your company’s information is available. This notice also serves as your paper proxy card.

•	A few days later, you received this proxy statement along with management’s annual letter on performance, issues, events and trends.
If you are enrolled in electronic delivery, you received an e-mail notifying you of the availability of the information on the Internet and providing electronic voting instructions.
How can I obtain a 2008 Annual Report — You can obtain our 2008 Annual Report on Form 10-K as filed with the Securities and Exchange Commission (SEC) at no cost in several different ways. You may view, search or print the document online from www.cinfin.com/Investors. You may ask that a copy be mailed to you by contacting the secretary of Cincinnati Financial Corporation. Or, you may request it directly from Shareholder Services. Please see the Investor Contact Page of our Web site for details.

Security Ownership of Principal Shareholders and Management
Under Section 13(d) of the Securities Exchange Act of 1934 (Exchange Act), a beneficial owner of a security is any person who directly or indirectly has or shares voting power or investment authority over such security. A beneficial owner under this definition need not enjoy the economic benefit of such securities. The following are the only shareholders known to the company who are deemed to be beneficial owners of at least 5 percent of our common stock as of March 1, 2009. John J. Schiff, Jr. and Thomas R. Schiff, directors of the company, are brothers.

Title		Amount and Nature of	Footnote	Percent
of Class	Name and Address of Beneficial Owner	Beneficial Ownership	Reference	of Class

Common stock	John J. Schiff, Jr., CPCU Cincinnati Financial Corporation 6200 South Gilmore Fairfield, OH 45014	12,596,515	(1)(2)(3)(4)(5)	7.73

Common stock	Thomas R. Schiff Cincinnati Financial Corporation 6200 South Gilmore Fairfield, OH 45014	9,432,954	(1)(2)(5)	5.80

The outstanding common shares beneficially owned by each other director and nondirector executive officers as of March 1, 2009, are shown below:

	Amount and Nature of	Footnote	Percent
Name of Beneficial Owner	Beneficial Ownership	Reference	of Class

Other Directors
William F. Bahl, CFA, CIC	221,576	(6)	0.14
James E. Benoski	622,041	(3)	0.38
Gregory T. Bier, CPA (Ret.)	7,423		—
Kenneth C. Lichtendahl	19,781		0.01
W. Rodney McMullen	27,347		0.02
Gretchen W. Price	12,674		0.01
Douglas S. Skidmore	22,743	(7)	0.01
Kenneth W. Stecher	222,015	(3)(5)	0.14
John F. Steele, Jr.	8,162		0.01
Larry R. Webb, CPCU	479,541	(5)(8)	0.30
E. Anthony Woods	18,404		0.01

Nondirector Executive Officers
Donald J. Doyle, Jr., CPCU, AIM	80,008	(3)(5)	0.05
Craig W. Forrester, CLU	81,884	(3)(4)(5)	0.05
Martin F. Hollenbeck, CFA, CPCU	36,982	(3)(4)(5)	0.02
Steven J. Johnston, FCAS, MAAA, CFA	22,000		0.01
Thomas A. Joseph, CPCU	170,918	(3)(5)(9)	0.11
Eric N. Mathews, CPCU, AIAF	90,572	(3)(5)	0.06
Martin J. Mullen, CPCU	49,469	(3)(5)	0.03
Larry R. Plum, CPCU, ARe	272,136	(3)(4)(5)	0.17
David H. Popplewell, FALU, LLIF	168,258	(3)(5)	0.10
Jacob F. Scherer, Jr.	257,894	(3)(5)	0.16
Joan O. Shevchik, CPCU, CLU	65,352	(3)	0.04
Charles P. Stoneburner II, CPCU, AIM	42,187	(3)(5)	0.03
Timothy L. Timmel	270,097	(3)(4)(5)	0.17

All directors and nondirector executive officers as a group (26 individuals)	17,907,980		10.88

Except as otherwise indicated in the notes below, each person has sole voting and investment power with respect to the common shares noted.

(1)	Includes 4,403,341 shares owned of record by the John J. and Mary R. Schiff Foundation and 2,756,177 shares owned of record by the John J. Schiff Charitable Lead Trust, the trustees of all of which are Mr. J. Schiff, Jr., Mr. T. Schiff and Ms. Suzanne S. Reid, who share voting and investment power equally.

(2)	Includes 107,186 shares owned of record by the John J. & Thomas R. Schiff & Co. Inc. pension plan, the trustees of which are Mr. J. Schiff, Jr., and Mr. T. Schiff, who share voting and investment power; and 124,249 shares owned by John J. & Thomas R. Schiff & Co. Inc. of which Mr. J. Schiff, Jr., and Mr. T. Schiff are principal owners.

(3)	Includes shares available within 60 days from exercise of stock options in the amount of 501,055 shares for Mr. J. Schiff, Jr.; 465,170 shares for Mr. Benoski; 131,870 shares for Mr. Stecher; 64,560 shares for Mr. Doyle; 44,218 shares for Mr. Forrester; 29,526 shares for Mr. Hollenbeck; 131,870 shares for Mr. Joseph; 55,834 shares for Mr. Mathews; 32,335 shares for Mr. Mullen; 137,645 shares for Mr. Plum; 121,107 shares for Mr. Popplewell; 142,895 shares for Mr. Scherer; 42,551 shares for Ms. Shevchik; 25,886 shares for Mr. Stoneburner; and 119,632 shares for Mr. Timmel.

(4)	Includes shares held in the company’s nonqualified savings plan for highly compensated associates in the amount of 12,800 shares for Mr. J. Schiff, Jr.; 956 shares for Mr. Forrester; 3,341 shares for Mr. Hollenbeck; 2,248 shares for Mr. Plum; 184 shares for Mr. Popplewell and 7,579 shares for Mr. Timmel. Individuals participating in this plan do not have the right to vote or direct the disposition of shares.

(5)	Includes shares pledged as collateral as of March 1, 2009 in the amount of 1,363,521 shares for Mr. J. Schiff; 1,009,270 shares for Mr. T. Schiff; 84,000 shares for Mr. Webb; 15,000 shares for Mr. Doyle; 27,427 shares for Mr. Forrester; 35,988 shares for Mr. Joseph; 3,010 shares for Mr. Hollenbeck; 31,212 shares for Mr. Mathews; 15,814 shares for Mr. Mullen; 119,212 shares for Mr. Plum; 45,143 shares for Mr. Popplewell; 96,331 shares for Mr. Scherer; 30,475 shares for Mr. Stecher; 15,301 shares for Mr. Stoneburner and 100,033 shares for Mr. Timmel.

(6)	Includes 8,821 shares held in the Bahl Family Foundation, of which Mr. Bahl is president; and 10,256 shares held in a trust for the benefit of a child, for which Mr. Bahl is not the trustee and has no investment or voting rights for the trust.

(7)	Includes 7,035 shares owned of record by Skidmore Sales Profit Sharing Plan, of which Mr. Skidmore is an administrator and shares investment authority.

(8)	Includes 186,257 shares owned of record by a limited partnership of which Mr. Webb is a general partner; 43,478 shares owned of record by an IRR marital trust for the benefit of his wife and children; 13,601 shares held in Mr. Webb’s father’s family trust and 60,411 shares held in his mother’s IRR living trust.

(9)	Includes 3,000 shares held in the Estate of John J. Joseph for which Mr. Joseph is co-executor and shares voting and investment authority.
Section 16(a) Beneficial Ownership Reporting Compliance
Directors, executive officers and 10 percent shareholders are required to report their beneficial ownership of our stock according to Section 16 of the Exchange Act. Those individuals are required by SEC regulations to furnish the company with copies of all Section 16(a) forms they file.
SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent calendar year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that, during the calendar year 2008, all Section 16(a) filing requirements were satisfied on a timely basis except the sale of 1,132 shares on May 7, 2008 by the Bahl & Gaynor Profit Sharing Plan, of which William F. Bahl is a trustee. The transaction was reported in a Form 5 filed by Mr. Bahl on February 12, 2009.

Information About the Board of Directors
The mission of the board is to encourage, facilitate and foster the long-term success of Cincinnati Financial Corporation. The board directs management in the performance of the company’s obligations to our independent agents, policyholders, associates, communities and suppliers in a manner consistent with the company’s mission and with the board’s responsibility to shareholders to achieve the highest sustainable shareholder value over the long term.
Proposal 1 — Election of Directors
The board of directors currently consists of 13 directors divided into three classes, and each year the directors in one class are elected to serve terms of three years. This means that shareholders generally elect one-third of the members of the board of directors annually. The term of office of six directors expires as of the 2009 Annual Meeting of Shareholders.
According to the Sixth Article of the company’s Articles of Incorporation, the three classes of the company’s directors must be of nearly equal size, with no class having more than one more director than any other class. During 2008, the classes became unbalanced as one director resigned from the board when called to active military service and a new director was appointed by the board. The company’s practice is to require any new director appointed by the board to stand for election at the next annual meeting of shareholders. To rebalance the classes, of the six directors with terms expiring in 2009, one director, James E. Benoski, is nominated for election to a term of one year expiring 2010 and five directors are nominated for election to terms of three years expiring 2012.
The board of directors recommends a vote FOR James E. Benoski as director to hold office until the 2010 Annual Meeting of Shareholders and FOR William F. Bahl, Gretchen W. Price, John J. Schiff, Jr., Kenneth W. Stecher and E. Anthony Woods as directors to hold office until the 2012 Annual Meeting of Shareholders and until their successors are elected.
We do not know of any reason that any of the nominees for director would not accept the nomination, and it is intended that votes will be cast to elect all six nominees as directors. In the event, however, that any nominee should refuse or be unable to accept the nomination, the people acting under the proxies intend to vote for the election of such person or people as the board of directors may recommend.
For each nominee for election to the office of director and each current director whose term does not expire at this time, listed below are principal business positions held currently and over the past five years. Some directors also serve on various subsidiary boards.
Nominee for Director for Term Expiring 2010

(age as of March 1, 2009)	Principal Business Positions Since March 2004

James E. Benoski (70)	Director since 2000. Vice chairman and, from 2006 to 2008, president and, from 2004 to 2008, chief insurance officer of Cincinnati Financial Corporation and The Cincinnati Insurance Company, a subsidiary of the company. Chief operating officer from 2006 to 2008 of Cincinnati Financial Corporation. Chief executive officer from 2006 to 2008 of The Cincinnati Insurance Company; senior vice president — headquarters claims until 2006.
Nominees for Directors for Terms Expiring 2012

(age as of March 1, 2009)	Principal Business Positions Since March 2004

William F. Bahl, CFA, CIC (57)	Director since 1995. Chairman of Bahl & Gaynor Investment Counsel Inc., based in Cincinnati. Trustee until 2006 of The Preferred Group of Funds. Director since 2005 of LCA-Vision Inc.

Gretchen W. Price (54)	Director since 2002. Chief financial officer since 2008 of philosophy inc., an international skin care and cosmetics company, based in Phoenix, Arizona. Vice president until 2008 of go-to-market reinvention for global operations of Procter & Gamble, based in Cincinnati. Vice president until 2007 of finance and accounting for global operations.

(age as of March 1, 2009)	Principal Business Positions Since March 2004

John J. Schiff, Jr., CPCU (65)	Director since 1968. Chairman and, until 2008, chief executive officer and, until 2006, president of Cincinnati Financial Corporation. Chairman until 2006 and since 2008 of The Cincinnati Insurance Company; president and chief executive officer until 2006. Director of John J. & Thomas R. Schiff & Co. Inc., a privately owned independent insurance agency; Fifth Third Bancorp; and The Standard Register Company; all Cincinnati-area companies.

Kenneth W. Stecher (62)	Director since 2008. President and chief executive officer since 2008 of Cincinnati Financial Corporation and The Cincinnati Insurance Company. Executive vice president from 2006 to 2008 and, until 2008, chief financial officer, principal accounting officer and secretary of Cincinnati Financial and Cincinnati Insurance; senior vice president until 2006. Treasurer until 2008 of Cincinnati Financial. Chairman from 2006 to 2008 of Cincinnati Insurance.

E. Anthony Woods (68)	Director since 1998. Chairman and chief executive officer of SupportSource LLC, a healthcare consulting firm. Chairman of Deaconess Associations Inc., a healthcare holding company, based in Cincinnati. Chairman since 2006 and director since 2004 of LCA-Vision Inc.
Continuing Directors for Terms Expiring 2010

(age as of March 1, 2009)	Principal Business Positions Since March 2004

Gregory T. Bier, CPA (Ret.) (62)	Director since 2006. Retired managing partner, Cincinnati office of Deloitte & Touche LLP. Director since 2008 of LifePoint Hospitals Inc.

Douglas S. Skidmore (46)	Director since 2004. Chief executive officer, president and director of Skidmore Sales & Distributing Company Inc., a family-owned, full-service distributor and broker of quality industrial food ingredients, based in the Cincinnati area. Chief executive officer since 2006 of Essex Grain Products Inc., a subsidiary of Skidmore Sales & Distributing Company Inc. Managing partner since 2004, Mustang Real Estate Holdings LLC.

Larry R. Webb, CPCU (53)	Director since 1979. President, director, a principal owner and agent of Webb Insurance Agency Inc., a privately owned independent insurance agency, based in Lima, Ohio.
Continuing Directors for Terms Expiring 2011

(age as of March 1, 2009)	Principal Business Positions Since March 2004

Kenneth C. Lichtendahl (60)	Director since 1988. President, chief executive officer and director of Tradewinds Beverage Company, based in Cincinnati.

W. Rodney McMullen (48)	Director since 2001. Vice chairman of The Kroger Co., based in Cincinnati.

Thomas R. Schiff (61)	Director since 1975. Chairman, chief executive officer and agent of John J. & Thomas R. Schiff & Co. Inc., a privately owned independent insurance agency, based in the Cincinnati area. Chief executive officer of Lightborne Properties, Lightborne Communications and Lightborne Publications, media companies based in the Cincinnati area.

John F. Steele, Jr. (55)	Director since 2005. Chairman since 2004 and chief executive officer of Hilltop Basic Resources Inc., a family owned aggregates and ready-mixed concrete supplier to the construction industry, based in the Cincinnati area. President until 2004. Director since 2006 of Smook Bros. (Thompson) Inc. and since 2004 of William A. Powell Company.

Information About Nondirector Executive Officers
Executive officers are elected to one-year terms at the annual meetings of the boards of directors of the company and its subsidiaries. Unless otherwise indicated, each executive officer has served continuously since first elected to that position. For each nondirector executive officer, we list below principal positions held currently and over the past five years in the company, in our lead property casualty insurance subsidiary, and in other subsidiaries when the officer serves as president. When a nondirector executive officer’s service with the company is less than five years, we also include principal occupations with other firms.
Cincinnati Financial owns 100 percent of its three subsidiaries: The Cincinnati Insurance Company, CFC Investment Company and CSU Producer Resources Inc. The Cincinnati Insurance Company leads the property casualty group and owns 100 percent of its four subsidiaries: The Cincinnati Casualty Company, The Cincinnati Indemnity Company, The Cincinnati Specialty Underwriters Insurance Company and The Cincinnati Life Insurance Company. Some executive officers also serve on various subsidiary boards.
Nondirector Executive Officers

		Executive
	Primary Title(s) and Business	Officer
(ages as of March 1, 2009)	Responsibilities Since March 2004	Since

Donald J. Doyle, Jr., CPCU, AIM (42)	Senior vice president of The Cincinnati Insurance Company. Responsible since 2007 for excess and surplus lines operations; responsible from 2004 to 2007 for internal audit and until 2004 for strategic planning and enterprise risk management.	2008

Craig W. Forrester, CLU (50)	Senior vice president of The Cincinnati Insurance Company. Responsible for information technology systems.	2003

Martin F. Hollenbeck, CFA, CPCU (49)	President and chief operating officer since 2008 of CFC Investment Company. President from 2008 to 2009 of CinFin Capital Management Company, a former subsidiary of Cincinnati Financial. Senior vice president since 2008 of Cincinnati Financial Corporation. Senior vice president since 2009 of The Cincinnati Insurance Company; vice president from 2005 to 2009; assistant vice president until 2005. Responsible for investment operations and leasing and financing services; responsible until 2009 for asset management services operations.	2008

Steven J. Johnston, FCAS, MAAA, CFA (49)	Senior vice president, chief financial officer and secretary since 2008 of Cincinnati Financial Corporation and The Cincinnati Insurance Company. Treasurer since 2008 of Cincinnati Financial. From 2006 to 2008, consulted on risk management, economic capital and executive compensation modeling, agency valuation. Until 2006, chief financial officer, senior vice president and treasurer of State Auto Financial Corporation.	2008

Thomas A. Joseph, CPCU (53)	President since 2008 of The Cincinnati Casualty Company. Senior vice president of The Cincinnati Insurance Company. Responsible for personal lines underwriting operations and reinsurance; responsible until	2003

		Executive
	Primary Title(s) and Business	Officer
(ages as of March 1, 2009)	Responsibilities Since March 2004	Since

	2008 for commercial lines underwriting operations except machinery and equipment.

Eric N. Mathews, CPCU, AIAF (53)	Principal accounting officer since 2008 and vice president, assistant secretary and assistant treasurer of Cincinnati Financial Corporation. Senior vice president of The Cincinnati Insurance Company.	2001

Martin J. Mullen, CPCU (53)	Senior vice president and chief claims officer since 2008 of The Cincinnati Insurance Company; vice president until 2008. Responsible for headquarters and field claims operations, special investigations unit and claims administration; responsible until 2008 for casualty claims.	2008

Larry R. Plum, CPCU, ARe (62)	Senior vice president of The Cincinnati Insurance Company. Responsible for government relations; responsible until 2008 for personal lines underwriting operations, meetings and travel. Transitioning to retirement in 2009.	1988

David H. Popplewell, FALU, LLIF (65)	President and chief operating officer of The Cincinnati Life Insurance Company. Responsible for life insurance operations.	1997

Jacob F. Scherer, Jr. (56)	Executive vice president since 2008 of The Cincinnati Insurance Company; senior vice president until 2008. Responsible for sales and marketing, including new commercial lines business, relationships with independent agencies and, since 2008, research and development and meetings and travel.	1995

Joan O. Shevchik, CPCU, CLU (58)	Senior vice president of The Cincinnati Insurance Company. Responsible for corporate communications.	2003

Charles P. Stoneburner II, CPCU, AIM (56)	Senior vice president since 2008 of The Cincinnati Insurance Company; vice president from 2005 to 2008 and assistant vice president until 2005. Responsible for commercial lines underwriting, loss control, premium audit and staff underwriting; responsible until 2008 for field claims operations.	2008

Timothy L. Timmel (60)	Senior vice president of The Cincinnati Insurance Company. Responsible for operations including corporate communications, learning and development, legal, personnel and, since 2008, administrative services, data entry, maintenance, printing, regulatory and consumer relations, security and information security; also responsible until 2008 for field claims operations.	1997

Information About Corporate Governance
Meetings of the Board of Directors
Board members are encouraged to attend the Annual Meeting of Shareholders, all meetings of the board and the meetings of committees of which they are a member. The annual meeting of directors is held immediately following the annual shareholders’ meeting at the same location. In May 2008, all of the company’s then 13 directors attended the Annual Meeting of Shareholders. The board of directors of the company met six times and the executive committee of the board met five times during 2008. The directors met in executive session four times during 2008. All directors attended at least 85 percent of the board and committee meetings of which they were members.
Codes of Conduct and Committee Charters
On January 30, 2009, the board of directors re-adopted the Corporate Governance Guidelines, the Code of Ethics for Senior Financial Officers and the Code of Conduct. Charters for the all of the board committees were reviewed and re-approved at the same time. The guidelines, codes and charters are available on our Web site at www.cinfin.com.
Communicating with the Board
Shareholders may direct a communication to board members by sending it to the attention of the secretary of the company, Cincinnati Financial Corporation, P.O. Box 145496, Cincinnati, Ohio, 45250-5496. The company and board of directors have not established a formal process for determining whether all shareholder communication received by the secretary will be forwarded to directors. Nonetheless, the board welcomes shareholder communication and has instructed the secretary of the company to use reasonable criteria to determine whether correspondence should be forwarded. The board believes that correspondence has been and will continue to be forwarded appropriately. However, exceptions may occur, and the board does not intend to provide management with instructions that limit its ability to make reasonable business decisions. Examples of exceptions would be routine items such as requests for publicly available information that can be provided by company associates; vendor solicitations that appear to be mass-directed to board members of a number of companies; or correspondence that raises issues related to specific company transactions (insurance policies or claims) where there may be privacy concerns or other issues.
In some circumstances, the board anticipates that management would provide the board or board member with summary information regarding correspondence.
Board Composition and Director Independence
Each year, based on all relevant facts and circumstances, the board determines which directors satisfy the criteria for independence. To be found independent, a director must not have a material relationship with the company, either directly or indirectly as a partner, other than a limited partner, controlling shareholder or executive officer of another organization that has a relationship with the company that could affect the director’s ability to exercise independent judgment.
Directors deemed independent are believed to satisfy the definitions of independence required by the rules and regulations of the SEC and the listing standards of NASDAQ. The board has determined that these directors and nominees meet the applicable criteria for independence as of January 30, 2009: William F. Bahl, Gregory T. Bier, Kenneth C. Lichtendahl, W. Rodney McMullen, Gretchen W. Price, Douglas S. Skidmore, John F. Steele, Jr. and E. Anthony Woods. When making its determination as to Mr. Bier, the board considered the fact that in 2008 an insurance subsidiary of the company employed two of his adult children and a daughter-in-law in nonofficer positions. When making its determination as to Mr. Lichtendahl, the board considered the fact that in 2009 the company’s leasing subsidiary leased equipment valued at $273,900 to Tradewinds Beverage Company, of which Mr. Lichtendahl is the president and chief executive officer. The board determined that these relationships presented no material conflict of interest and would not affect the ability of either director to exercise his independent judgment in his role as a director. Following the re-election of the directors included in this proxy, a majority (eight) of the 13 directors would meet the applicable criteria for independence under the listing standards of NASDAQ.

Standing Committees of the Board of Directors
The board of directors has five standing committees. Current committee assignments are noted below. The board of directors will review committee assignments at its meeting on May 2, 2009.
Audit Committee — The purpose of the audit committee is to oversee the process of accounting and financial reporting, audits and financial statements of the company. The committee met four times during the last year. The report of the audit committee begins on Page 13.
Six independent directors serve on the audit committee: William F. Bahl, Gregory T. Bier, Kenneth C. Lichtendahl (chair), Gretchen W. Price, Douglas S. Skidmore and John F. Steele, Jr. Each of these individuals meets the NASDAQ standards for audit committee member independence and also is independent for purposes of Section 10A-3 of the Exchange Act. Further, Mr. Bahl, Mr. Bier and Ms. Price qualify as financial experts according to the SEC definition and meet the standards established by NASDAQ for financial expertise.
Compensation Committee — The compensation committee discharges the responsibility of the board of directors relating to compensation of the company’s directors and officers, including its principal executive officers and its internal audit officer. The committee also administers the company’s stock- and performance-based compensation plans. The committee met eight times during the last year. The report of the compensation committee begins on Page 15.
Three independent directors serve on the compensation committee: W. Rodney McMullen (chair), Gretchen W. Price and E. Anthony Woods.
Executive Committee — The purpose of the executive committee is to exercise the powers of the board of directors in the management of the business and affairs of the company between meetings of the board of directors. The committee met five times during the last year.
Six directors serve on the executive committee: William F. Bahl, James E. Benoski, W. Rodney McMullen, John J. Schiff, Jr. (chair), Larry R. Webb and E. Anthony Woods. Independence requirements do not apply to the executive committee.
Investment Committee — The investment committee provides oversight of the policies and procedures of the investment department of the company and its subsidiaries and reviews the invested assets of the company. The objective of the committee is to oversee the management of the portfolio to ensure the long-term security of the company. The committee met 11 times during the last year.
Seven directors serve on the investment committee: William F. Bahl, Gregory T. Bier, James E. Benoski, W. Rodney McMullen, John J. Schiff, Jr. (chair), Thomas R. Schiff and E. Anthony Woods. Richard M. Burridge, CFA, a former director, serves as an adviser to the committee. Independence requirements do not apply to the investment committee.
Nominating Committee — The nominating committee identifies, recruits and recommends qualified candidates for election as directors and officers of the company and as directors of its subsidiaries. The committee also nominates directors for committee membership. Further, the committee oversees compliance with the corporate governance policies for the company. The committee met four times during the last year.
Four independent directors serve on the nominating committee: William F. Bahl (chair), Kenneth C. Lichtendahl, Gretchen W. Price and Douglas S. Skidmore.
Consideration of Director Nominees
The nominating committee considers many factors when determining the eligibility of candidates for nomination as director. The committee’s goal is to nominate candidates who contribute to the board’s overall effectiveness in meeting its mission. The committee is charged with identifying nominees with certain characteristics:
•	Demonstrated character and integrity

•	An ability to work with others

•	Sufficient time to devote to the affairs of the company

•	Willingness to enter into a long-term association with the company, in keeping with the company’s overall business strategy

The nominating committee also considers the needs of the board in accounting and finance, business judgment, management, industry knowledge, leadership and such other areas as the board deems appropriate. The committee further considers factors included in the Corporate Governance Guidelines that might preclude nomination or re-nomination.
In particular, the nominating committee seeks to support our unique, agent-centered business model. The committee believes that the board should include a variety of individuals, serving alongside independent insurance agents who bring a special knowledge of policyholders and agents in the communities where we do business.
Potential board nominees generally are identified by referral. The nominating committee follows a five-part process to evaluate nominees for director. The committee first performs initial screening that includes reviewing background information on the candidates, evaluating their qualifications against the criteria set forth in the company’s Corporate Governance Guidelines and, as the committee believes is appropriate, discussing the potential candidates with the individual or individuals making the referrals. Second, for candidates who qualify for additional consideration, the committee interviews the potential nominees as to their background, interests and potential commitment to the company and its operating philosophy. Third, the committee may seek references from sources identified by the candidates as well as sources known to the committee members. Fourth, the committee may ask other members of the board for their input. Finally, the committee develops a list of nominees who exhibit the characteristics desired of directors and satisfy the needs of the board. In 2008, the committee recommended that Kenneth W. Stecher be appointed a director as he was promoted to president and chief executive officer of the company. Using these factors, the committee also recommended that all of the directors with terms expiring in 2009 stand for re-election to the board, including Mr. Benoski. Although the age guideline might suggest that Mr. Benoski would not stand for re-election, the committee determined that re-election for a one-year term would be beneficial because of his deep knowledge of the company and attendant ability to assist the new management team.
The nominating committee considers qualified candidates referred by shareholders for nomination as director. Information about such a candidate should be provided in writing to the secretary of the company, giving the candidate’s name, biographical data and qualifications, and emphasizing the characteristics set forth in our Corporate Governance Guidelines available on our Web site at www.cinfin.com. Preferably, any such referral would contain sufficient information to enable the committee to preliminarily screen the referred candidate for the needs of the board, if any, in accounting and finance, business judgment, management, industry knowledge, leadership, and the board’s independence requirements. Such information should be provided by August 1 to receive appropriate consideration for the annual meeting held in the following year. The nominating committee does not differentiate among candidates based on the source of the nomination. Since the 2008 annual shareholders’ meeting, no fees were paid to any third party to identify, evaluate, or assist in identifying and evaluating potential nominees.
Certain Relationships and Transactions
The audit committee follows a written policy for review and approval of transactions involving the company and related persons, defined as directors and executive officers or their immediate family members, or shareholders owning 5 percent or greater of our outstanding stock. The policy covers any related transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules, generally transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest.
As it examines individual transactions for approval, the committee considers:
•	Whether the transaction creates a conflict of interest or would violate the company’s Code of Conduct

•	Whether the transaction would impair the independence of a director

•	Whether the transaction would be fair

•	Any other factor the committee deems appropriate

Consideration of transactions with related parties is a regular item on the audit committee’s agenda. Most of the transactions fall into the categories of standard agency contracts with directors who are principals of independent insurance agencies that sell our insurance products or with directors and executive officers who purchase the company’s insurance products on the same terms as such products are offered to the public. Because the committee does not believe these classes of transactions create conflicts of interest or otherwise violate our Code of Conduct, the committee deems such transactions pre-approved.
The following transactions in 2008 with related persons were determined to pose no actual conflict of interest and were approved by the committee pursuant to its policy:
John J. Schiff, Jr. is chairman of the board of Cincinnati Financial Corporation, and all its subsidiaries in 2008 except CinFin Capital Management Company. He and Thomas R. Schiff, also a director of Cincinnati Financial Corporation, are principal owners and directors of John J. & Thomas R. Schiff & Co. Inc., a privately owned insurance agency that represents a number of insurance companies, including our insurance subsidiaries. Our insurance subsidiaries paid John J. & Thomas R. Schiff & Co. Inc. commissions of $4,990,821. The company purchased various insurance policies through John J. & Thomas R. Schiff & Co. Inc. for premiums totaling $1,480,524. John J. & Thomas R. Schiff & Co. Inc. purchased group health coverage from our life insurance subsidiary for a premium of $123,361 and paid rent to the company in the amount of $122,445 for office space located in the headquarters building.
Douglas S. Skidmore is a director of Cincinnati Financial Corporation and principal owner, director, chief executive officer and president of Skidmore Sales & Distributing Company Inc., which purchased property, casualty and life insurance from our insurance subsidiaries for premiums totaling $313,899.
John F. Steele, Jr. is a director of Cincinnati Financial Corporation and chairman and chief executive officer of Hilltop Basic Resources Inc., which purchased property casualty insurance from our insurance subsidiaries for premiums totaling $358,974.
Larry R. Webb is a director of Cincinnati Financial Corporation and president, director and a principal owner of Webb Insurance Agency Inc., a privately owned insurance agency that represents a number of insurance companies, including our insurance subsidiaries. The company’s insurance subsidiaries paid Webb Insurance Agency Inc. commissions of $700,302.
A brother of Timothy L. Timmel, senior vice president of operations of the company’s insurance subsidiaries, is a secretary of the company’s property casualty insurance subsidiary and manager of workers’ compensation claims in the Headquarters Claims department with 31 years of experience in both the Field Claims and Headquarters Claims departments. In 2008, Mr. Timmel’s brother earned compensation consisting of salary, cash bonus, stock-based compensation and perquisites totaling $165,287. The amount of compensation was established by the company in accordance with our employment and compensation practices applicable to associates with equivalent qualifications and responsibilities and holding similar positions.
Audit-Related Matters
Proposal 2— Management’s Proposal to Ratify Appointment of the Independent Registered Public
Accounting Firm
The audit committee has appointed the firm of Deloitte & Touche LLP as the company’s independent registered public accounting firm for 2009. Although action by shareholders in this matter is not required, the audit committee believes that it is appropriate to seek shareholder ratification of this appointment and to seriously consider shareholder opinion on this issue.
Representatives from Deloitte & Touche LLP, which also served as the company’s independent registered public accounting firm for the last calendar year, will be present at the 2009 Annual Meeting of Shareholders and will be afforded the opportunity to make any statements they wish and to answer appropriate questions.
To ratify the appointment of Deloitte & Touche LLP, a majority of votes cast at the meeting must be voted for the proposal.
The board of directors recommends a vote FOR the proposal to ratify appointment of the independent registered public accounting firm.

Report of the Audit Committee
The audit committee is responsible for monitoring the integrity of the company’s consolidated financial statements, the company’s system of internal controls, the qualifications and independence of the company’s independent registered accounting firm, the performance of the company’s internal audit department and independent registered accounting firm and the company’s compliance with certain legal and regulatory requirements. The committee has sole authority and responsibility to select, determine the compensation of, and evaluate the company’s independent registered accounting firm. The committee has six independent directors and operates under a written charter. The board has determined that each committee member is independent under the standards of director independence established by the NASDAQ listing requirements and is also “independent” for purposes of Section 10A(m)(3) of the Exchange Act.
Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with generally accepted accounting principles and for the report on the company’s internal control over financial reporting. The company’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America. The committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on the company’s internal control over financial reporting. However, the committee is not professionally engaged in the practice of accounting or auditing and does not provide any expert or special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. The committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered accounting firm.
The committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2008, with management, the internal auditors and Deloitte & Touche LLP. The committee also discussed with management, the internal auditors and Deloitte & Touche LLP the process used to support certifications by the company’s chief executive officer and chief financial officer that are required by the SEC and the Sarbanes Oxley Act of 2002 to accompany the company’s periodic filings with the SEC and the processes used to support management’s annual report on the company’s internal controls over financial reporting.
The committee also discussed with Deloitte & Touche LLP matters that independent registered public accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board (PCAOB), including, among other things, matters related to the conduct of the audit of the company’s consolidated financial statements and the matters required to be discussed by Auditing Standards No. 61, as modified or supplemented (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the PCAOB in Rule 3200T. The committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding its communications with the committee concerning independence, and has discussed with Deloitte & Touche, their independence from the company. When considering Deloitte & Touche LLP’s independence, the committee considered whether services it provided to the company beyond those rendered in connection with its audit of the company’s consolidated financial statements, and its reviews of the company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q compatible with maintaining its independence. The committee also reviewed, among other things, the audit, audit-related and tax services performed by, and the amount of fees paid for such services to Deloitte & Touche LLP. The committee received regular updates on the amount of fees and scope of audit, audit-related and tax services provided.
Based on the above-mentioned review and these meetings, discussions and reports, and subject to the limitations on the committee’s role and responsibilities referred to above and in the committee’s charter, the committee recommended to the board that the company’s audited consolidated financial statements for the fiscal year ended December 31, 2008, be included in the company’s Annual Report on Form 10-K. The committee also selected Deloitte & Touche LLP as the company’s independent registered accounting firm for the fiscal year ending December 31, 2009, and is presenting the selection to the shareholders for ratification.
Submitted by the audit committee:
William F. Bahl, Gregory T. Bier, Kenneth C. Lichtendahl (chair), Gretchen W. Price,
Douglas S. Skidmore and John F. Steele, Jr.
Fees Billed by the Independent Registered Public Accounting Firm
The audit committee engaged Deloitte & Touche LLP to perform an annual audit of the company’s financial statements for the year ended December 31, 2008.

	Year Ended December 31,
	2008	2007

Audit Fees	$2,249,500	$2,145,000
Audit-related Fees	255,844	212,027
Tax Fees	189,812	329,777

Deloitte & Touche LLP Total Fees	$2,695,156	$2,686,804

Services Provided by the Independent Registered Public Accounting Firm
All services rendered by the independent registered public accounting firm are permissible under applicable laws and regulations. In 2008 and 2007, all services rendered by the independent registered accounting firm were pre-approved by the audit committee, and no fees were charged pursuant to the de minimis safe harbor exception to the pre-approval requirement described in the audit committee charter.
Under the pre-approval policy, the audit committee pre-approves specific services related to the primary service categories of audit services, audit-related services, tax services, and other services. A “one-time” pre-approval dollar limit for specified services related to a specific primary category is established for the audit period. Examples of non-audit services specified under the policy requiring pre-approval may include: financial and tax due diligence, benefit plan audits, American Institute of Certified Public Accountants (AICPA) agreed upon procedures, security and privacy control-related assessments, technology control assessments, technology quality assurance, financial reporting control assessments, enterprise security architecture assessment, tax controversy assistance (IRS examinations), sales tax and lease compliance, employee benefit tax, tax compliance and support, tax research, corporate finance modeling assistance, and allowable actuarial reviews and assistance.
Engagements for services falling below the dollar threshold approved for specified services may be entered into with the consent of the chief financial officer. The committee must individually approve engagements for permissible services not included in the pre-approval list or that exceed the dollar threshold established for such services. All engagements are periodically reported to the audit committee. Pursuant to the rules of the SEC, the fees billed by the independent registered public accounting firm for services are disclosed in the table above.
Audit Fees — These are fees for professional services performed by the independent registered public accounting firm for the audit of the company’s annual financial statements; audit of internal control over financial reporting; review of financial statements included in our Form 10-K and Form 10-Q filings; and services that are normally provided in connection with statutory and regulatory filings or engagements.
Audit-related Fees — These are fees for assurance and related services performed by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements. These services include employee benefit plan audits; and information systems expense reviews.
Tax Fees — These are fees for professional services performed by the independent registered public accounting firm with respect to tax compliance and preparation including review of our tax returns and related research as well as IRS audit assistance. In addition to these items, $4,064 of the tax fees in 2008 were related to tax advice, planning or consulting for retired executives. Our independent registered public accounting firm does not perform any tax shelter work on our behalf.

Compensation of Named Executive Officers and Directors
Report of the Compensation Committee
The compensation committee reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the company’s 2009 proxy statement.
Submitted by the compensation committee:
W. Rodney McMullen (chair), Gretchen W. Price and E. Anthony Woods
Compensation Committee Interlocks and Insider Participation
In 2008, Kenneth C. Lichtendahl, W. Rodney McMullen, Gretchen W. Price and E. Anthony Woods served on the compensation committee. During the 2008 fiscal year, none of the compensation committee members was an officer, employee or former officer of Cincinnati Financial Corporation.
Compensation Discussion and Analysis
The following discussion and analysis contains statements about individual and company performance targets and goals. These targets and goals are disclosed in the limited context of Cincinnati Financial Corporation’s compensation programs and should not be understood to be statements of management’s expectations, outlook, estimates of results or other guidance. We encourage investors to read our 2008 Annual Report on Form 10-K for more comprehensive discussion of our expectations for company performance, as well as factors we have identified as risks to our ability to achieve our overall targets.
Introduction
The compensation committee of the board of directors (committee) is responsible for determining compensation for the executive officers named in the Summary Compensation Table, Page 29 (named executive officers).
In 2008, two events occurred that affected the executive officers we are required to include in our compensation disclosure: first, a management transition that included naming a new chief executive officer; second, a redesign of our retirement benefits program that permitted associates age 40 and over to leave our defined benefit plan.
Two executive officers elected to leave the defined benefit plan, receiving a distribution of their accumulated pension benefit that made them two of our most highly compensated executives for 2008. The distribution adds to the required calculation of compensation for Summary Compensation Table, while the corresponding change in actuarial accumulated pension benefits that offset that distribution is not included in that calculation. Because this one-time event would cause a change in the reported executive officers for one year, we expanded our disclosure to also include all six executive officers that would have been disclosed absent this one-time pension plan event.
Executive Compensation Philosophy and Objectives
The U.S. property casualty insurance industry is a highly competitive marketplace with over 2,000 stock and mutual companies operating independently or in groups. We compete with these companies, as well as companies offering surplus lines and life insurance, seeking to increase our share of these multibillion-dollar markets. We market our products exclusively through independent insurance agents. We set ourselves apart from other insurance companies by maintaining an agent-centered focus and strategies that over the long term can lead to a property casualty written premium growth rate that exceeds the industry average and generate consistent underwriting profit, and by maintaining an investment philosophy that can drive investment income growth and lead to a total return on our equity investment portfolio that exceeds the Standard & Poor’s 500’s five-year return.
Critical to our long-term success are highly experienced, dedicated and capable executives who can manage our business day to day and who possess the vision to plan for and adjust to changes in the market. It is also important that we nurture the capabilities of our emerging leaders to ensure that we have an appropriate depth of executive talent.

The committee endeavors to ensure that overall compensation paid to our executive officers is appropriate and in line with our overall compensation objective to attract, motivate, reward and retain the executive talent required to achieve the corporate objectives described above, with the ultimate goal of increasing shareholder value. At the same time, the committee is careful to ensure that compensation paid to executives is comparable with peers, that its decisions are transparent and easily understood by all stakeholders, and that the elements of compensation employed are in keeping with compensation paid to associates at all levels of the company, allowing for differences due to level of responsibility and individual performance.
With this philosophy in mind, the committee applies certain fundamentals that are key characteristics of our overall compensation program, including:
•	We employ our executive officers “at will,” without severance agreements or employment contracts;

•	We use non-incentive cash compensation (salary and variable compensation, also called bonus) to provide adequate and stable compensation that can increase incrementally over time, for all of our full-time associates, including the named executive officers. We retain the flexibility to control expenses through the variable compensation component;

•	We use incentive cash compensation (annual incentive bonus) sparingly and at reasonable levels to reward superior short-term performance of certain named executive officers. It also can provide the company an opportunity to increase the tax deductibility of named executive officer compensation;

•	We use grants of stock options and performance-based restricted stock units to align executive officer and shareholder financial interests and focus on the long term. We structure overall compensation so that a significant portion of the named executive officer’s compensation is realized only when we achieve certain performance measures and when our stock price increases. Similarly, we use grants of stock options and service-based restricted stock units for all of our other full-time salaried associates, giving associates an opportunity to build wealth and encouraging them to make decisions in the best interest of the company as a whole by linking their personal financial success with the company’s success. We do not pay dividends or dividend equivalents on unvested stock-based awards;

•	We do not reprice options, exchange options or reset performance targets for incentive compensation awards granted to any of our associates, including the named executive officers;

•	We rely on long-standing, consistently and appropriately applied practices with respect to the timing and pricing of grants of stock-based compensation. When circumstances arise, such as the employment of a new executive officer, we are careful to appropriately time and price grants, if any, to such individuals;

•	We consider changes in levels of compensation when responsibilities change;

•	We consider competitive compensation practices and relevant factors without establishing targets for total compensation at specific benchmark percentiles;

•	We use processes that include committee review of peer group and internal performance data, compensation practices and plans, and management recommendations based on evaluations of individual and company performance; and

•	We do not pay tax gross-ups.

Overview of 2008 Compensation
Events and Decisions Affecting 2008 Compensation. The compensation disclosed for the named executive officers for 2008 was affected by the following events and decisions:
•	Determination of base salary for 2008 made in November 2007 based on results and performance through nine months of 2007 and determinations for base salary for 2009 and variable compensation for 2008 based on results and performance through nine months of 2008. (See Base Salary and Variable Compensation, Page 21);

•	Decision made in March 2008 not to pay annual incentive compensation awards earned upon achievement of performance targets set for 2007 (See Annual Incentive Bonus, Page 22;

•	Grant of stock options and performance-based restricted stock units in February 2008 and November 2008 (See Long-Term Stock Based Compensation, Page 23);

•	Mid-year management changes resulting in:
•	Adjustments to salaries in mid-year for certain named executive officers with increased responsibilities and

•	Adjustments to the level of variable compensation awarded to Mr. Stecher and to the base salary of Mr. Schiff in November 2008 (See Base Salary and Variable Compensation, Page 21); and
•	Mid-year changes to the company’s retirement benefits under which some named executive officers elected to leave the company’s defined benefit plan (See Retirement Benefits, Page 26);
Changes to Compensation Performance Objectives, Plans and Practices in 2008. In 2008, the committee determined that certain changes to compensation for named executive officers and directors were appropriate. Some of these changes require shareholder approval of compensation plans and are the subject of proposals for shareholder votes at the 2009 Annual Meeting of Shareholders. Others were implemented with a view to more closely align performance objectives with company long-term goals. Key among these changes are:
•	Updating objectives for performance-based restricted stock units for awards made in November 2008 and going forward to total shareholder return compared to peers from internal operating income target (See Long-Term Stock Based Compensation, Page 23);

•	Elimination of stock-based compensation grants for 2009 due to grants made in November 2008 (See Long-Term Stock Based Compensation, Page 23);
We have also proposed:
•	Changes for 2009 and beyond to the Annual Incentive Compensation Plan to include more flexibility in selecting performance objectives to incent particular short-term performance and introduce forfeiture and recoupment provisions (See Annual Incentive Bonus, Page 22 );

•	Changes for 2009 and beyond to director compensation to include reduction of cash retainer to $25,000 from $50,000, and restrictions on an increased level of stock issued to directors (See Director Compensation, Page 39).
Compensation Practices and Policies
Role of executive officers. Our chief executive officer makes recommendations to the committee for base salary, variable compensation and stock-based compensation. Supporting these recommendations are his assessment of each individual’s performance and current compensation compared with changes in responsibilities during the year, if any, and his assessment of what the company can afford to pay based on the performance of the company in the current year. Additionally, our chief executive officer provides the committee with historical compensation data sheets for each executive officer containing all elements of compensation paid to each executive officer, and pro forma compensation disclosure tables for all executive officers, similar to those included in this proxy statement, as well as comparative performance and compensation data compiled by Equilar Inc., an independent subscription service that automates the collection of such information.

Role of committee. The committee makes the final determination of base salary, variable compensation and awards of incentive and stock-based compensation for the chief executive officer and for each of the other named executive officers. The committee takes into account the recommendations of the chief executive officer regarding the other named executive officers, compensation history data sheets for each named executive officer and peer group performance and compensation data accumulated through Equilar.
The committee meets in the fourth quarter of each calendar year to set variable compensation awards for the current year and salaries for the upcoming year. It generally meets in the first quarter of the calendar year to grant stock-based and incentive compensation awards and consider the payment of any incentive compensation earned upon satisfaction of performance goals established in the prior year’s incentive compensation award grant. The committee also may meet during the year to set or adjust compensation appropriately if management changes or new officers join the company.
The committee considers its own experience with and information received from and about the named executive officers, including:
•	Interactions of the board and its committees with the named executive officers. The chief executive officer and chief financial officer regularly attend board meetings and provide commentary on activities of the company as well as their areas of responsibility. Other named executive officers in operating positions make presentations to the board and otherwise have contact with board members from time to time.

•	The chief executive officer’s ongoing reports to the board and its committees about individual named executive officer activities and performance.

•	Business results and business unit results, including reports:
•	filed with the SEC,

•	provided regularly to the board by management, including non-public financial, insurance and investment performance summaries, and

•	provided to the board on an as-needed or as-requested basis.
The committee also informally considers specific financial and operational metrics for business segments, business units and other subsets of the organization. Management monitors and provides these reports to the directors, including committee members, on an ongoing basis. This information is shared with the board and the committee through a variety of channels. For example:
•	Comparisons of growth, profitability and selected other trends to averages for the entire property casualty industry or major subsets, such as our peer group or the average for the commercial or personal lines insurance segments presented in our public filings. For statutory data, we most frequently rely on data prepared by A.M. Best Co., a worldwide insurance-rating and information agency. For data based on GAAP, in 2006 we began to use information provided by SNL Financial LLC, a sector-specific information and research firm in the financial information marketplace.

•	Reports from and board discussions with our planning and risk management officer regarding progress toward achievement of our corporate strategic goals.

•	Reports and board discussions with executive officers responsible for broad areas of our insurance, investment and operational activities, including our named executive officers, about management’s assessment of business unit and overall industry trends based on a variety of data monitored by the business units.
The committee does not have a pre-defined formula that determines which of these factors may be more or less important, and the emphasis placed on specific factors may vary among the named executive officers. Ultimately, it is the committee’s judgment of these factors, in its normal deliberations and in executive session, along with competitive data and discussions with and recommendations from the chief executive officer, that form the basis for determining the compensation for the named executive officers.

Benchmarking, compensation consultants and peer groups. We believe our business philosophies and strategies differentiate our company in many positive ways, while diminishing comparability to industry peer groups. Except for establishing targets for performance-based compensation under certain incentive plans, we do not tie compensation at any level to specific benchmarks or formulas.
We believe the levels of compensation we provide should be competitively reasonable and appropriate for our business needs and circumstances. Our approach is to consider competitive compensation practices and relevant factors rather than establishing total compensation at specific benchmark percentiles. This provides us with flexibility in maintaining and enhancing our executive officers’ focus, motivation and enthusiasm for our future.
While we do not compare compensation of individual named executive officers with executives carrying similar titles across a peer group, the committee informally reviews peer group performance and compensation data to gain a sense of whether we are providing generally competitive compensation for our named executive officers individually and as a group. Until 2008, the committee monitored corporate performance and compensation levels for the named executive officers of certain property casualty companies that were part of the Standard & Poor’s Composite 1500 Property & Casualty Insurance Index.
Over the last several years, the number of companies in the selected peer group decreased due to merger and acquisition activity.
In November 2008, the committee expanded its peer group to include eight companies: The Chubb Corporation, The Hanover Insurance Group Inc., Harleysville Group Inc., The Hartford Financial Services Group Inc., Markel Corporation, Selective Insurance Group Inc., State Auto Financial Corporation, and The Travelers Companies Inc. (Peer Group). Not all of these companies are included in the Index.
These eight publicly traded companies were selected because they generally market their products through the same types of independent insurance agencies that represent our company and they provide both commercial lines and personal lines of insurance, as we do. We also included in the new peer group a company that historically has followed an equity investment strategy similar to ours and that offers surplus lines coverages, similar to the business we entered in 2008.
Comparative performance and compensation data reviewed by the committee suggests that the company’s executive compensation is at levels consistent with its performance as compared with the Peer Group. The following table includes one-, three-, and five-year total shareholder returns as of December 31, 2008 and compensation data compiled by Equilar from the 2008 proxy statements.

		One-Year	Three-Year	Five-Year
		Total	Total	Total
	Market	Shareholder	Shareholder	Shareholder	Total Direct
Rank	Capitalization	Return	Return	Return	Compensation

1	Travelers	State Auto	Harleysville	Harleysville	Travelers
2	Chubb	Selective	Chubb	Chubb	Hartford
3	Hartford	Harleysville	Hanover	Hanover	Chubb
4	Cincinnati	Chubb	Selective	Selective	Selective
5	Markel	Hanover	State Auto	State Auto	Hanover
6	Hanover	Travelers	Travelers	Travelers	Markel
7	Selective	Cincinnati	Markel	Markel	Cincinnati
8	State Auto	Markel	Cincinnati	Cincinnati	Harleysville
9	Harleysville	Hartford	Hartford	Hartford	State Auto
As reported by Equilar, total direct compensation of $7,663,942 paid to our named executive officers in 2007 was 36 percent of the average total direct compensation of $21,467,360 paid by companies in the Peer Group to their named executive officers in the same year.
The committee does not employ compensation consultants for recommendations concerning executive compensation. Our chief executive officer annually provides the committee with peer group performance and compensation data collected by the chief financial officer from the Equilar service and publicly available proxy statements and Form 10-K filings.

Tax policies. Section 162(m) of the Internal Revenue Code limits to $1 million per year the federal income tax deduction to public corporations for compensation paid for any fiscal year to any individual who is identified as a named executive officer as of the end of the fiscal year in accordance with the Exchange Act. This limitation does not apply to qualifying “performance-based compensation.” Our committee designed our annual incentive compensation awards (which permit the committee to exercise negative discretion to reduce or eliminate payment of awards as it did in 2008) and performance based restricted stock units to qualify for the performance-based compensation exception to the $1 million limit. In addition, stock options are considered performance-based compensation that qualify for the exception.
The committee believes that our shareholders are best served by not restricting our committee’s discretion and flexibility in making compensation decisions, such as annual salaries, variable compensation awards, service-based restricted stock units and similar non-performance based awards, although some of these elements of compensation may from time to time result in certain non-deductible compensation expenses. Accordingly, the committee may from time to time approve compensation for certain named executive officers that are not fully deductible and reserves the right to do so in the future, in appropriate circumstances.
In 2008, portions of the non-performance based compensation paid to Messrs. Stecher, Schiff and Benoski were not tax deductible due to the value of de minimis perquisites and benefits and adjustments in base salary and variable compensation awards in line with adjustments to salaries and variable compensation awards for all of our exempt associates as a group. For information about how 2008 salaries and variable compensation awards were determined, see Components of Compensation, Base Salary and Variable Compensation, Page 21.
Employment agreements, change in control provisions and post-retirement benefits. We do not have employment agreements with any of our named executive officers, who are all at-will employees. Our long-standing corporate perspective has been that employment contracts do not provide the company with any significant advantage. We believe our corporate culture, current compensation practices and levels of stock ownership by our executive officers have resulted in stability in our current 15-member executive officer group, who average 25 years with the company.
Change in control provisions are included only in our 2006 Stock Compensation Plan, and that provision applies to all associates receiving awards under the plan, not just to executive officers. An identical change in control provision also is included in the proposed Annual Incentive Compensation Plan of 2009. The change in control provisions in these plans contain a “double trigger,” which requires both a change in control event, as defined in the plan, and termination of the associate’s employment due to the change in control within a specified time period. The double trigger ensures that we will become obligated to accelerate vesting of prior awards only if the associate is actually or constructively discharged because of the change in control event.
We occasionally provide post-retirement benefits to long-tenured, executive officer-level associates who continue to provide services to the company after retirement from their executive positions. These post-retirement benefits are intended to compensate the associate for ongoing services associated with maintaining continuity of relationships and providing guidance to their successors and other associates. We have no formal agreements with any of the current named executive officers for specific post-retirement benefits upon their future retirement. However, when a named executive officer retires, we may choose to provide him or her with modest cash compensation, office space, access to administrative support, and continuation of certain health and welfare benefits generally available to all associates in exchange for services rendered. In 2008, one associate who had previously retired from an executive position received one or more of the described benefits at a total cost to the company of approximately $23,000. The company is paying no post-retirement benefits to Mr. Benoski following his retirement from the company’s executive management in January 2009. Mr. Benoski will be paid director fees and a pro-rated cash retainer for his service as an outside director in 2009. For information about compensation paid to outside directors, see the 2008 Director Compensation table and accompanying disclosure beginning on Page 39.

Components of Compensation
The primary components of compensation are discussed below.
Base Salary and Variable Compensation. Non-incentive cash compensation for named executive officers consists of base salary and variable compensation. Variable compensation is reported in the Summary Compensation Table in the bonus column. Amounts shown as salary in the Summary Compensation Table on Page 29 reflect adjustments to base salary made the preceding November as well as any adjustments during the calendar year. Base salary reflects the requirements and responsibilities of each officer’s particular role, the performance of his current responsibilities and market conditions. Advancement in abilities, experience and responsibilities are recognized with increases in base salary. Changes to variable compensation awards reflect base salary, length of service, individual performance and company performance. While awards of variable compensation are discretionary, we normally have not considered compensation in this form “at risk.” Variable compensation is a tool available to the committee and to management, through its recommendation to the committee, to control overall company compensation expense. In the last three years, increases in variable compensation declined year over year, holding flat in 2008, after increasing 5 percent and 7 percent in 2007 and 2006 respectively.
In practice, we evaluate each named executive officer’s base salary and variable compensation as a unit. In 2008, non-incentive cash compensation, as a percentage of total direct compensation (defined as the sum of salary, variable compensation and annual incentive compensation paid plus grant date fair value of stock-based awards) averaged 63 percent for the named executive officers, down from 78 percent in 2007 as increases in salary and variable compensation related to mid-year management changes outpaced the value of nearly twice the historic annual level of stock-based grants as the market value of the company’s stock declined over the last year.
In November 2008, the committee increased annualized non-incentive cash compensation by 16 percent over November 2007 levels for the group of eight named executive officers listed in the Summary Compensation Table on Page 29 of this proxy statement. This overall increase was due to mid-year base salary adjustments to Messrs. Stecher, Johnston, Scherer and Joseph in connection with management changes and increased responsibilities occurring at that time. Except for Mr. Schiff, whose base salary was reduced to $250,000 from $805,000 to reflect reduced responsibilities following mid-year management changes, in November 2008 base annual salaries for all other named executive officers were increased by 4 percent. At the same time, variable compensation for the named executive officers was held flat, except for Mr. Stecher, whose variable compensation was increased to reflect six months of performance in the office of president and chief executive officer.
Decisions about salary and variable compensation awards for the named executive officers coincided with decisions about the companywide salary and variable compensation pools. The committee established these pools based on the company’s 2008 financial results at nine months and projected trends through the end of the year. The committee determined the 4 percent increase in the companywide salary pool was appropriate based on the assumption that it was competitive with general salary increases in the Cincinnati marketplace. It further determined that companywide pool for variable compensation awards not be increased considering the disruption in financial markets and the resulting reduction in the company’s book value, but recognizing that excluding catastrophe losses, the company’s underwriting performance as measured by the calendar year combined ratio was on par with the prior year.
In November of 2007, the committee increased non-incentive cash compensation over November 2006 levels by 4 percent to $4,800,520 for the named executive officers listed in the summary compensation table of the company’s 2008 proxy statement. Each named executive officer’s salary and variable compensation award was increased by 4 percent and 5 percent respectively, coinciding with increases in the companywide salary and variable compensation pool. The committee established these pools based on the company’s financial results at nine months and projected trends through the end of the year. Satisfactory efforts to maintain profitability, increase new business and sustain policyholder retention, tempered by the level of revenue and an expected reduction in book value at year-end, led the committee to establish the pool for annual salary increases at the same rate as in 2006 and to lower the rate of increase for the pool for awards of variable compensation to 5 percent in 2007 from 7 percent in 2006.

In November 2006, the committee increased the sum of base salary and variable compensation over November 2005 levels by 13 percent to $4,599,136 for the group of five named executive officers listed in the Summary Compensation Table of the company’s 2007 proxy statement. Within the group, Mr. Schiff declined increases in salary or variable compensation award for 2006, while increases to annualized cash compensation for Mr. Benoski and Mr. Stecher of 40 percent and 32 percent respectively, substantially exceeded the average for the group due to mid-year compensation adjustments for promotions and increased responsibilities.
Annual Incentive Bonus. Under the existing Incentive Compensation Plan, the five most highly compensated named executive officers also are eligible to annually receive an award of up to $1 million in cash based on achievement of specific performance-based criteria. The compensation committee is using this plan to provide the opportunity for a reasonable reward for superior short-term performance of certain named executive officers and to provide the company an opportunity to increase the tax deductibility of such compensation.
Under the plan, an incentive cash bonus is earned when the company achieves any two of the following performance goals:
•	A specified percentage increase in gross direct written premiums for the calendar year over those for the prior year (Gross direct written premium is insurance business written by our independent insurance agencies. It does not include premiums from assumed or ceded business, such as reinsurance or state pools, or premiums from annuities. The committee selected this measure of premium growth because it demonstrates the success of our agency-centered business activities);

•	A specified percentage increase in operating income for the calendar year over that of the prior year. (In calculating the company’s operating income, the effects of capital gains and losses and accounting changes shall not be considered nor will losses attributable to catastrophes that are assigned catastrophe numbers by the American Insurance Services Offices (now known as the Property Claim Services (PCS) unit of ISO).) (Because accounting changes and losses attributable to catastrophes are excluded from operating income as defined by the Incentive Compensation Plan, this measure differs from the “net income before realized investment gains and losses” or “operating income” measures that are provided in our quarterly earnings releases and other shareholder communications and reconciled to GAAP under Regulation G);

•	Exceeding the median annual percentage increase in earnings per share for the company’s peer group for the calendar year, including the effects of catastrophic losses, but excluding the effects of capital gains and losses and accounting changes. (Earnings per share as defined by the Incentive Compensation Plan is equivalent to the “net income before realized investment gains and losses before one-time items” or “operating income before one-time” measures that are provided in quarterly earnings releases and other shareholder communications and reconciled to GAAP under Regulation G).
These performance goals consider our key growth metric, property casualty insurance premiums, as well as overall performance excluding items that can distort results in the short-term, such as catastrophe losses, accounting changes and realized investment gains and losses. Exclusion of certain items like realized investment gains also eliminates the opportunity for named executive officers to make investment decisions they otherwise would not make merely to achieve payouts of awards, while exclusion of items like catastrophe losses from certain performance goal definitions focuses the named executive officers’ attention on appropriate events that are within their ability to control.
Under the current plan, the target for payout is achievement of two of the three goals. The committee believes that the cyclical nature of the insurance business could result in years in which one of the goals may not be met, but the company may nevertheless produce superior performance for which it wishes to award incentive bonuses based on its achievement of the other two goals. For instance, when direct written premium growth is difficult to achieve, the company may write very profitable business and otherwise operate its business to satisfy or exceed targets for operating income and earnings per share compared with the peer group. The two out of three target permits the annual incentive compensation award to be flexible and incent the named executive officer throughout all phases of the market cycle.

At the same time, requiring achievement of two-of-three performance goal helps ensure that the individual named executive officer is not encouraged to expose the company to excessive risk in one area of performance to achieve an incentive bonus payout without regard to counterbalancing performance objectives.
The level of award determined for incentive compensation grants under the plan is the maximum amount the committee may choose to pay if the two-of-three target is achieved. Historically, these maximum award levels have been less than the named executive officer’s salary. These comparatively low levels of awards also reduce the incentive for excessive risk taking, while providing an opportunity for a meaningful compensation for achievement of short-term performance goals.
Payout of awards is a two-step process. No payment may be authorized if the target is not achieved. If the target is achieved, the committee considers whether it will exercise its discretion to reduce the amount of or eliminate the award for any named executive officer in light of factors the committee deems appropriate, including each officer’s individual performance. Incentive bonuses under the plan are paid as soon as practical after payment of the award is authorized by the committee.
In March 2008, the committee measured the company’s 2007 performance against the plan target for awards granted in March 2007. The level of awards granted by the committee in March 2007 was $400,000 for Mr. Schiff, $300,000 for Mr. Benoski, $150,000 for Mr. Stecher and $100,000 for Mr. Scherer. Under the terms of the plan, which limited participation to the chief executive officer and the four next highly compensated named executive officers as reported in the prior year’s proxy statement, Mr. Joseph was ineligible for an award under the plan in 2007. The company did achieve the performance target established for 2007 incentive compensation awards by achieving a 2.9 percent increase adjusted operating income against a goal of 1.5 percent, and achieving adjusted earnings per share increase of 25.5 percent against the peer group median increase of 13.7 percent. The company did not achieve the performance goal of increasing 2007 gross direct written premiums by 1.5 percent. Although the performance target for 2007 annual incentive compensation awards was achieved, the committee nevertheless exercised its negative discretion and reduced each of the awards to zero, determining that compensation already paid to these four named executive officers was appropriate in light of the individual performance of each and the overall performance of the company.
In March 2008, the committee made grants under the Incentive Compensation Plan to be earned upon achievement of the performance target established for 2008. Award levels were established at $400,000 for Mr. Schiff, $300,000 for Mr. Benoski, $150,000 for Mr. Stecher and $100,000 each for Mr. Scherer and Mr. Joseph. In setting the variable performance targets and amounts for the grants, the committee considered the current salary and projected level of variable compensation for 2008 of each eligible named executive officer, industry trends and internal company projections for premium growth and profitability. The company did not achieve the performance target established by the committee as the company’s adjusted gross written premiums declined 2.3 percent, exceeding the targeted decline of less than 1.5 percent and adjusted operating income declined 24.1 percent, exceeding the targeted decline of less than 14 percent. Although not all information is yet available to determine whether the company’s earnings per share increase exceeded the median earnings per share increase of the peer group, because two of the performance targets were not achieved, the awards were not earned.
In the first quarter of 2009, the committee intends to consider annual incentive compensation awards to eligible named executive officers using one or more of the performance objectives available under the amended and restated annual incentive compensation plan, subject to shareholder approval at the 2009 Annual Meeting of Shareholders. In keeping with its past practice, the committee intends to continue to disclose performance targets in awards granted under the new plan. Primary differences between the existing plan and the new plan are the addition of a wider range of performance objectives intended to focus the attention of named executive officers on short term tactical actions believed to be important for achievement of longer term strategic goals, and the addition of a forfeiture and recoupment provision to enable the company to recover payments under this plan when circumstances warrant.
Long-Term Stock-Based Compensation. We believe people tend to value and protect most that which they have paid for, generally by investing their time, effort or personal funds. Over the long run, we believe shareholders are better served when associates at all levels have a significant component of their financial net worth invested in the company. For that reason, we grant awards of stock-based compensation not only to our directors and to named executive officers, but also generally to all full-time exempt associates of the company. We believe this approach encourages associates at all levels to make decisions in the best interest of the company as a whole, linking their personal financial success with the organization’s success. Although we do not have access to information about broker accounts, we estimate that approximately 90 percent of our current associates hold shares of Cincinnati Financial Corporation. Stock ownership guidelines applicable to all directors and officers will help the committee monitor ownership for all directors and officers. Our Director and Officer Stock Ownership Guidelines may be found at www.cinfin.com/Investors.
We award stock-based compensation not only to reward service to the company, but also to provide incentive for individuals to remain in the employ of the company and help it prosper. Over the last three years, the grant date fair value of stock-based compensation has ranged from approximately 15 percent to 45 percent of the total amount of compensation set by the committee each year for named executive officers (salary, variable compensation awards, incentive cash bonus, and stock-based awards).
Until 2007, incentive stock-based awards were entirely in the form of stock options that vested in equal amounts over the three years following the date of grant, supporting the company’s long-term focus. Beginning in 2007, awards of performance-based restricted stock units that cliff vest after three years if performance targets are achieved were added to the mix of equity awards granted to the named executive officers. Stock-based awards granted to all associates in any year generally total less than 1.5 percent of total shares outstanding. In 2008, total stock-based awards granted to the eight named executive officers represented approximately 14.2 percent of all equity grants awarded that year and less than 0.2 percent of total shares outstanding.
Performance-based restricted stock units tie vesting of a portion of stock-based compensation to performance goals and support the committee’s efforts to maximize the company’s federal income tax deduction for executive compensation. Stock options tie the compensation realized from such awards, if any, to changes in the stock price experienced by shareholders generally.
The three-year performance period for awards of restricted stock units reinforces the company’s long-term focus and matches the period after which stock option awards are fully vested and exercisable. If the restricted stock units vest, the award is paid in shares of common stock, one share for each restricted stock unit. For performance-based restricted stock units, the committee expects to set targets that it considers are achievable, but that will require a slight stretch, based on market conditions and the current insurance industry environment at the time of grant.
Historically, the committee made decisions about stock-based compensation based on the number of shares underlying the award, which remained constant year over year, rather than the cost of the awards in any given year. See the discussion under Stock-Based Award Grant Practices beginning on Page 26. With the introduction of the restricted stock units in 2007, the number of stock options awarded was reduced to accommodate awards of restricted stock units. In determining the allocation of 2007 stock-based compensation between stock options and restricted stock units, the committee emphasized the following objectives:
•	Keep the overall cost to the company of stock-based compensation in line with the cost of stock-based compensation comprised only of stock options,

•	Continue to emphasize stock options that require associates to make a personal investment upon exercise, and

•	Award a sufficient number of restricted stock units that upon vesting will strengthen the associate’s ability to collateralize loans to exercise stock options and ability to satisfy applicable stock ownership guidelines.
The committee made grants of stock-based awards in 2008. At its meeting on January 30, 2008, it granted incentive stock options and service-based restricted stock units to all associates except executive officers and certain other senior officers included in the group designated to receive performance-based restricted stock units. Grants to that group, which included the named executive officers, was deferred as the committee studied peer group and industry data to develop appropriate performance targets and goals. At its meeting on February 18, 2008, the committee granted stock-based awards in the form of both stock options and restricted stock units to that group, including the named executive officers as follows: 30,000 nonqualified stock options and target levels of 7,900 performance-based restricted stock units each to Messrs. Schiff and Benoski and 8,000 nonqualified stock options and target levels of 2,400 performance-based restricted stock units each to Messrs. Stecher, Joseph, Scherer, Timmel and Popplewell.
Performance-based restricted stock units granted in February 2008 will vest according to the amount of operating income achieved over the three calendar years ending December 31, 2010. Threshold, target and maximum aggregate three-year performance targets of 285 percent, 300 percent and 315 percent of 2007 operating income were established for threshold, target and maximum awards of 6,320, 7,900 and 9,480 shares respectively for Messrs. Schiff and Benoski and 1,920, 2,400 and 2,880 shares respectively for Messrs. Stecher, Joseph, Scherer, Timmel and Popplewell. As with the 2007 performance-based restricted stock unit awards described below, the committee used the definition for operating income set forth in the Incentive Compensation Plan, but amended that definition to include an annual cap of 2.5 percent for the contribution of favorable development on prior period reserves to address the atypically high level of favorable development in 2007.
At its meeting on June 14, 2008, the committee approved awards of 8,000 nonqualified stock options and 2,400 performance-based restricted stock units for Mr. Johnston with a grant date of July 1, 2008, to coincide with the start of his employment as the company’s new chief financial officer. The performance-based restricted stock units were granted with the same terms and performance objectives as described above for grants made in February 2008.
At its meeting on November 14, 2008, the committee granted stock-based awards in the forms of stock options and restricted stock units to all associates, including awards to the named executive officers as follows: 30,000 nonqualified stock options and target levels of 7,900 performance-based restricted stock units each to Messrs. Stecher, Schiff and Benoski and 8,000 nonqualified stock options and target levels of 2,400 performance based restricted stock units each for Messrs. Johnston, Scherer, Joseph, Timmel and Popplewell. The committee decided to accelerate stock-based compensation otherwise planned for January 2009 to tie them to management changes that occurred in the middle of the year.
The performance-based restricted stock units granted in November 2008 will vest according to the level of total shareholder return achieved over the three calendar years ending December 31, 2011. Threshold, target and maximum aggregate three-year performance targets at the 25th, 50th and 75th percentiles of the peer group’s total shareholder return were established for threshold, target and maximum awards of 5,925, 7,900 and 9,875 shares respectively for Messrs. Stecher, Schiff and Benoski and 1,800, 2,400 and 3,000 shares respectively for Messrs. Johnston, Scherer, Joseph, Timmel and Popplewell. The committee changed performance objectives for the November grants to three-year total shareholder return conditioning payout on overall company performance compared with the peer group and further aligning the interests of the performance group with the long-term interests of shareholders. See 2008 Grant of Plan-Based Awards, Page 31, for details about these awards.
At its meeting on January 31, 2007, based on recommendations made by the chief executive officer and the chief financial officer, the committee granted both stock options and restricted stock units to the named executive officers as follows: 25,000 nonqualified stock options and 6,100 performance-based restricted stock units each to Messrs. Schiff and Benoski and 7,500 nonqualified stock options and 1,850 performance-based restricted stock units each to Messrs. Stecher, Joseph, Scherer, Timmel and Popplewell.
Under the terms of the 2007 awards of performance-based restricted stock units, the named executive officers’ restricted stock units will vest on March 1, 2010, if the sum of “operating income” for the three calendar years ending December 31, 2007, through December 31, 2009, equals or exceeds 315 percent of operating income for 2006. For these performance-based restricted stock unit awards, the definition of operating income is the same as the definition of operating income in the Incentive Compensation Plan discussed above.
Additionally, named executive officers are eligible to receive stock bonuses under the company’s broad-based Holiday Stock Bonus Plan, which annually awards one share of common stock to each full-time associate for each year of service up to a maximum of 10 shares. This plan, in effect since 1976, encourages stock ownership at all levels of the company.

Stock-Based Award Grant Practices. In awarding stock options and other forms of stock-based compensation, the committee follows certain general precepts:
•	Timing. The committee has historically granted stock-based compensation awards at approximately the same date every year, at its first regularly scheduled meeting of the calendar year. This meeting is scheduled to occur within the two weeks preceding the first meeting of the board of directors that occurs in the last week of January or first week of February each year. Although this schedule has led to stock-based grants during the period immediately before the announcement of year-end results, the committee believes the consistency of this practice eliminates concerns over the timing. When grants are made at any other time of the year, the committee ensures that such grants are granted outside of any regular trading blackout associated with the company’s disclosure of financial results and when the company is not otherwise in possession of material nonpublic information.

•	Option Exercise Price. All stock-based compensation is granted at fair market value on the date of grant. For stock-based awards in 2007 and 2008 under the 2006 Stock Compensation Plan and Stock Option Plan VII, fair market value is defined as the average of the high and low sale price on NASDAQ on the grant date. For stock options granted before 2007 under Stock Option Plan VII and earlier plans, the fair market value is defined as the closing price on NASDAQ on the business day prior to the grant date. Unless a future date is specified, the grant date is the date of the committee meeting at which the grant is made. Fair market value for awards under the 2003 Director Stock Plan and the Holiday Stock Bonus Plan is the average of the high and low sale price on NASDAQ on the grant date. The committee does not delegate timing or pricing of stock-based awards to management.

•	Procedure. The chief executive officer recommends tiers of stock-based awards for each level of responsibility throughout the organization, based on job titles. Managers participate in the stock-based award process by confirming which full-time associates at each level they believe should be eligible for a stock-based award. The number of shares may be adjusted for individuals or groups after committee deliberations and ultimately is determined and granted by the committee. The committee does not delegate authority to management to grant stock options or other stock-based awards.
Retirement Benefits. In 2008, the company transitioned away from providing associates with a defined benefit pension plan, instead choosing to assist associates to build savings for retirement by providing a company match of associate contributions to a tax qualified 401(k) plan. This change was primarily in response to feedback from associates who wanted control over their retirement benefit accounts. Participation in the defined benefit pension plan terminated for associates under the age of 40, and they transitioned to the new tax qualified 401(k) plan with a company matching contribution. None of the named executive officers is under age 40. Associates age 40 and over as of August 31, 2008 were given a one-time election to remain in the defined benefit pension plan or to leave the plan and participate in the 401(k) plan with a company match. Those associates leaving the pension plan received distributions of their accumulated pension benefit from the defined benefit plan that they could choose to receive in cash, roll over to the company’s 401(k) plan or roll-over to an Individual Retirement Account. Mr. Timmel and Mr. Popplewell elected to leave the pension plan, roll-over their accumulated benefit to Individual Retirement Accounts and participate in the 401(k) with the company match on a going forward basis. Mr. Johnston, hired after entry to the pension plan was closed, also participates in the 401(k) plan with the company match. All other named executive officers elected to remain in the pension plan.
Tax-qualified defined benefit pension plan. The Cincinnati Financial Corporation Retirement Plan (Retirement Plan) is a tax-qualified defined benefit pension plan available to all full-time associates ages 40 and over on August 31, 2008 who elected to remain in the plan effective September 1, 2008. The Retirement Plan is closed to new participants. Members of the Retirement Plan earn one year of service for each calendar year in which they work at least 1,000 hours. Members also earn service for time that they are paid, or entitled to be paid, but do not actually work. These times include vacation, holidays, illness and military duty and some periods of disability. The maximum amount of service that may be earned under the Retirement Plan is 40 years. Vesting is 100 percent after five years of service, and there are no deductions for Social Security or other offset amounts.

The Retirement Plan defines earnings for any given plan year as the base rate of salary in effect on the last day of the plan year, subject to the maximum recognizable compensation under Section 401(a)(17) of the Internal Revenue Code. Bonuses, stock-based awards and other forms of compensation do not contribute to earnings under the Retirement Plan.
Normal retirement age as defined in the Retirement Plan is age 65. The normal retirement pension is computed as a single life annuity. The annual benefit payment is the greater of the following two calculated amounts:
The first calculated amount is the sum of:
1.	0.45 percent per year of the member’s highest five-year average earnings for the first 15 years of service, plus

2.	1.35 percent per year of the member’s highest five-year average earnings up to $35,000 for the first 15 years of service, plus the sum of:
a.	0.6 percent per year of the member’s highest five-year average earnings for years 16 through 40 plus

b.	1.8 percent of the member’s highest five-year average earnings up to $35,000 for years 16 through 40.
The second calculated amount is the sum of:
1.	0.9 percent per year of the member’s highest five-year average earnings for the first 15 years of service plus

2.	1.2 percent per year of the member’s highest five-year average earnings for years 16 through 40.
The normal form of benefit payment under the terms of the Retirement Plan is a single life annuity for unmarried members and a joint and 50 percent survivor annuity for married members. The plan permits members to elect to receive payment of benefits in the following forms:
•	Single life only

•	Single life only with 60-month or 120-month guarantee

•	Joint and 50 percent contingent annuitant

•	Joint and 66.67 percent contingent annuitant

•	Joint and 100 percent contingent annuitant

•	Lump sum
Alternative forms of benefit payment are offered to provide plan members some flexibility in retirement income and estate planning by giving them the option of electing monthly benefits with or without a survivor’s benefit. Generally, the single life annuity alternative provides the largest monthly benefit, but does not provide a survivor’s benefit. All other payment forms are the actuarial equivalent of the single life annuity alternative. Alternatives other than the single life annuity provide slightly lower monthly benefits to the plan member, depending on such factors as presence of survivor’s benefit, the member’s age and any contingent annuitant’s age. The lump sum payment permits plan members to roll the present value of their benefit into an Individual Retirement Account and defer income taxes until the member withdraws funds from that account.
Supplemental Retirement Plan. The second retirement plan in which some named executive officers participate is The Cincinnati Financial Corporation Supplemental Retirement Plan (SERP). The SERP is unfunded and subject to forfeiture in the event of bankruptcy.
The SERP is a non-tax-qualified plan maintained by the company to pay eligible associates the difference between the amount payable under the tax-qualified plan and the amount they would have received without the tax-qualified plan’s limit due to Section 401(a)(17) and Section 415 of the Internal Revenue Code. Accordingly, the SERP definitions for service, normal retirement and annual earnings are the same as those for the Retirement Plan except the SERP’s definition of annual earnings is not limited, and there is no limit on number of years of service.

The SERP is integrated with Social Security. The integration level is equal to the average of the integration levels for the period of the member’s employment, using wages paid, with a maximum of $6,000 for years beginning before 1976 and wages subject to Social Security tax for all years after 1976.
The pension benefit under the SERP is payable only in the form of a single lump sum. The normal retirement pension benefit for current members of the SERP is the sum of 0.75 percent of the member’s highest five-year average annual earnings below the integration level plus 1.25 percent of the member’s highest five-year average annual earnings in excess of the integration level, multiplied by the number of years of service, minus the pension benefit payable from the Retirement Plan.
All of the named executive officers who participate in the SERP were members of the SERP on or before January 1, 2006. For members added to the SERP on or after December 1, 2006, the normal retirement benefit under the SERP will be equal to the excess of the member’s monthly benefit under the Retirement Plan as of the member’s retirement date, without regard to the limit on earnings under Section 401(a)(17) of the Internal Revenue Code and without regard to any limit on benefits under Section 415 of the Internal Revenue Code over the member’s monthly benefit payable under the Retirement Plan as of the member’s retirement date. Participation in the SERP terminated for Messrs. Timmel and Popplewell on December 31, 2008. Amounts equivalent to the calculated accrued benefit under the SERP will be transferred in early 2009 to their respective Top Hat Savings Plan accounts where they may allocate investment of these amounts among the investment alternatives approved for that plan.
Both retirement plans permit early retirement between age 60 and age 65, provided the member has at least five years of service. Benefits for early retirement are calculated by adjusting for life expectancy and reducing the benefit payable at age 65 by 0.5 percent per month for each month prior to age 65 that the member elects to begin receiving pension benefits. For example, if a member elects to retire at age 60, he would receive 70 percent (60 months X 0.5 percent = 30 percent reduction) of the life-expectancy adjusted benefit payable at age 65.
Actuarial work related to both the Retirement Plan and SERP is performed by Towers Perrin, which provides human resource strategy, design and management; actuarial and management consulting to the financial services industry; and reinsurance intermediary services. The committee engaged Towers Perrin to provide actuarial and consultative services related to the design of the company’s retirement and employee benefit plans. Towers Perrin also brokers our property casualty and certain working reinsurance treaties, and we have used Towers Perrin for various projects, including access to catastrophe loss modeling.
Members of the SERP are added to the plan by the committee, acting upon the recommendation of the chief executive officer. Messrs. Stecher, Scherer, and Joseph were added to the SERP effective January 1, 2006, because the benefits they could receive under the Retirement Plan were limited by the application of Section 401(a) and Section 415 of the Internal Revenue Code.
Defined contribution plans. The company sponsors a tax qualified 401(k) savings plan for all associates as well as the Cincinnati Financial Corporation Top Hat Savings Plan, a deferred compensation plan for certain highly compensated associates. The company made no cash contributions to the 401(k) or Top Hat plans until September 2008. In connection with retirement benefit plan changes effective September 1, 2008, the company began to match contributions to the 401(k) plan made by associates who were not members of the Retirement Plan, up to a maximum of 6 percent of the associate’s annual cash compensation (salary and variable compensation award). Participants in the Top Hat savings plan do not receive a matching contribution from the company unless their compensation level exceeds the maximum recognizable compensation under Section 401(a)(17) of the Internal Revenue Code, which for 2008 was $235,000. To provide the same 6 percent matching contribution benefit to associates at all levels of the company, beginning in 2009 the company is matching associate contributions to the Top Hat Savings Plan up to a maximum under both plans of 6 percent of the officer’s annual cash compensation including those officers who reached the maximum contribution allowable in the tax qualified 401(k) plan because of their level of compensation. Contributions made by associates immediately vest, while company matching contributions vest with three years of service.

Perquisites and Other Personal Benefits. Perquisites and other personal benefits are intended to support our corporate objectives or the performance of an individual’s responsibilities. The perquisites and personal benefits offered to the named executive officers, and generally to all of the company’s officers, consist of personal umbrella liability insurance coverage, life insurance, executive tax services, use of a company car, safe driver award, executive health exams, club dues and spouse travel to and meals associated with certain business functions. Management is responsible for administering these programs. From time to time, the committee reviews these programs and may recommend changes or additions. The committee reviews the types and level of perquisites offered but does not control directly the actual amounts of named executive officer compensation paid pursuant to these programs.
     The committee believes that the level of perquisites and personal benefits we offer our officers is de minimis (totaling no more than $12,924 for any named executive officer in 2008). Because the level of perquisites is low and each perquisite has business value, the committee does not consider them when monitoring total compensation levels.
Summary Compensation Table

							Change in
						Non-	Pension Value
						Equity	and Non-
						Incentive	qualified
						Plan	Deferred
				Stock	Option	Compen-	Compensation	All Other		Total
		Salary	Bonus	Awards	Awards	sation	Earnings	Compensation		Compensation
Name and Principal Position	Year	($)	($)	($) (1)	($) (2)	($)	($) (3)	($)		($)
Kenneth W. Stecher	2008	$657,730	$426,060	$7,818	$232,912		$317,889	$9,280	(4)	$1,651,689
Chief Executive Officer and	2007	553,963	352,119	75,692	80,988		352,143	9,908		1,424,813
President Cincinnati Financial Corporation	2006	445,842	335,351	452	430,095		914,825	9,649		2,136,214

John J. Schiff, Jr.	2008	762,308	447,037	7,818	634,169		215,294	6,218	(4)	2,072,844
Chairman of the Board and	2007	777,308	447,037	74,266	554,382		262,699	5,219		2,120,911
former Chief Executive Officer Cincinnati Financial Corporation	2006	775,000	425,750	452	666,042		340,695	6,070		2,214,009

Steven J. Johnston	2008	193,539	175,000	2,291	7,737			11,437	(4)(7)	390,004
Chief Financial Officer Cincinnati Financial Corporation

James E. Benoski	2008	685,237	479,154	7,818	408,861		271,903	8,214	(4)	1,861,187
Vice Chairman of the Board and	2007	658,882	479,154	248,674	269,872		320,303	9,568		1,986,453
former President Cincinnati Financial Corporation	2006	500,709	456,337	452	1,373,420		147,682	7,873		2,486,473

Jacob F. Scherer, Jr.	2008	442,626	380,632	(19,804)	113,342		122,145	14,137	(5)	1,053,078
Executive Vice President	2007	411,090	380,632	22,770	175,085		139,082	14,263		1,142,922
The Cincinnati Insurance Company	2006	367,843	362,507	452	208,542		415,387	14,565		1,369,296

Thomas A. Joseph	2008	404,192	274,991	(19,804)	113,342		114,625	8,288	(4)	895,634
President	2007	364,459	274,991	22,770	175,085		139,437	12,111		988,853
The Cincinnati Casualty Company and Senior Vice President	2006	323,105	261,896	452	208,542		459,641	12,742		1,266,378
The Cincinnati Insurance Company

Timothy L. Timmel	2008	379,196	148,827	2,563	109,026			976,675	(4)(6)(7)	1,616,287
Senior Vice President The Cincinnati Insurance Company

David H. Popplewell	2008	349,919	210,006	2,563	111,855			311,560	(4)(6)(7)	985,903
President and Chief Operating Officer The Cincinnati Life Insurance Company

(1)	Amounts shown in this column reflect amounts expensed during the year for stock awards under the Holiday Stock Bonus Plan and restricted stock units under the 2006 Stock Compensation Plan. Awards under the Holiday Stock Bonus Plan are valued at full market value, determined by the average of the high and low sales price on NASDAQ on the date of grant, multiplied by the number of shares. The per share fair market values were $27.18, $40.39 and $45.24 for the grant dates of November 26, 2008, November 21, 2007, and November 22, 2006, respectively. There are no awards of restricted stock units in 2006. Assumptions used in the valuation of restricted stock units are disclosed in our 2008 Annual Report on Form 10-K, Part II, Item 8, Note 17, Page 117. There are no forfeitures of stock or restricted stock unit awards in 2008, 2007 or 2006.

(2)	Assumptions used in the valuation of option awards are disclosed in our 2008 Annual report on Form 10-K, Part II, Item 8, Note 17, Page 117. There were no forfeitures of option awards in 2008, 2007 or 2006. Option awards were canceled in 2008 due to expiration of the unexercised grant as follows: 6,007 for Mr. Stecher; 126,788 for Mr. Schiff; 27,563 each for Messrs. Scherer, Timmel and Popplewell; and 3,308 for Mr. Joseph.

(3)	No preferential earnings were paid on deferred compensation in 2008. Amounts in this column reflect changes in values of actuarially calculated accumulated benefit in the company’s Retirement Plan and SERP as follows:

For Mr. Stecher, an increase of $1,616 for Retirement Plan and an increase of $316,273 for SERP

For Mr. Schiff, an increase of $51,771 for Retirement Plan and an increase of $163,523 for SERP

For Mr. Benoski, an increase of $101,117 for Retirement Plan and an increase of $170,786 for SERP

For Mr. Scherer, an increase of $34,034 for Retirement Plan and an increase of $88,111 for SERP

For Mr. Joseph, an increase of $34,346 for Retirement Plan and an increase of $80,279 for SERP

For Mr. Timmel, a decrease of $1,100,132 for Retirement Plan and an increase of $25,543 for SERP

For Mr. Popplewell, a decrease of $272,965 for Retirement Plan and an increase of $22,744 for SERP.

Messrs. Timmel and Popplewell ceased participation in the Retirement Plan effective August 31, 2008, and ceased accumulating benefit under the SERP effective December 31, 2008.

(4)	Includes perquisites in an aggregate amount less than $10,000 for one or more of the types described in Perquisites and Other Personal Benefits, Page 29.

(5)	Includes $4,590 for expenses associated with spouse travel to business events that provide opportunities for company representatives and agents to interact; $3,773 annual business club dues; $2,735 for personal use of company car; premiums paid for officer life and personal umbrella insurance policies; executive health examination; and a safe driver award.

(6)	Includes the present value of accumulated pension benefit obligation distributed and rolled over to personal IRAs in connection with termination of participation in the company’s defined benefit plan in the amounts of $963,153 for Mr. Timmel and $296,298 for Mr. Popplewell.

(7)	Includes matching contributions to the company’s 401(k) plan in the amounts of $9,837 for Mr. Johnston; $4,906 for Mr. Timmel; and $7,334 for Mr. Popplewell.

2008 Grant of Plan-Based Awards (1)

							All Other
			Estimated				Stock	All Other
			Possible				Awards:	Option
			Payouts Under				Number	Awards:		Grant date
			Non-Equity				of Share	Number of	Exercise or	fair value of
			Incentive Plan	Estimated Possible Payouts Under			of Stock	Securities	Base Price	stock and
			Awards	Equity Incentive Plan Awards			or Units	Underlying	of Option	option awards
			Target	Threshold	Target	Maximum	(2)	Options	Awards (3)	(4)
Name	Grant Date		($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
Kenneth W. Stecher	2/18/2008	*	$					8,000	$37.59	$63,966
	2/18/2008	**		1,920	2,400	2,880				90,216
	3/25/2008	***	150,000
	11/14/2008	**						30,000	26.59	168,936
	11/14/2008	**		5,925	7,900	9,875				210,061
	11/26/2008	****					10			272

John J. Schiff, Jr.	2/18/2008	*						30,000	37.59	239,871
	2/18/2008	**		6,320	7,900	9,480				296,961
	3/25/2008	***	400,000
	11/14/2008	**						30,000	26.59	168,936
	11/14/2008	**		5,925	7,900	9,875				210,061
	11/26/2008	****					10			272

Steven J. Johnston	7/1/2008	*						8,000	25.08	34,401
	7/1/2008	**		1,920	2,400	2,880				60,192
	11/14/2008	**						8,000	26.59	45,050
	11/14/2008	**		1,800	2,400	3,000				63,816

James E. Benoski	2/18/2008	*						30,000	37.59	239,871
	2/18/2008	**		6,320	7,900	9,480				296,961
	3/25/2008	***	300,000
	11/14/2008	**						30,000	26.59	168,936
	11/14/2008	**		5,925	7,900	9,875				210,061
	11/26/2008	****					10			272

Jacob F. Scherer, Jr.	2/18/2008	*						8,000	37.59	63,966
	2/18/2008	**		1,920	2,400	2,880				90,216
	3/25/2008	***	100,000
	11/14/2008	**						8,000	26.59	45,050
	11/14/2008	**		1,800	2,400	3,000				63,816
	11/26/2008	****					10			272

Thomas A. Joseph	2/18/2008	*						8,000	37.59	63,966
	2/18/2008	**		1,920	2,400	2,880				90,216
	3/25/2008	***	100,000
	11/14/2008	**						8,000	26.59	45,050
	11/14/2008	**		1,800	2,400	3,000				63,816
	11/26/2008	****					10			272

Timothy L. Timmel	2/18/2008	*						8,000	37.59	63,966
	2/18/2008	**		1,920	2,400	2,880				90,216
	11/14/2008	**						8,000	26.59	45,050
	11/14/2008	**		1,800	2,400	3,000				63,816
	11/26/2008	****					10			272

David H. Popplewell	2/18/2008	*						8,000	37.59	63,966
	2/18/2008	**		1,920	2,400	2,880				90,216
	11/14/2008	**						8,000	26.59	45,050
	11/14/2008	**		1,800	2,400	3,000				63,816
	11/26/2008	****					10			272

*	Cincinnati Financial Corporation Stock Option Plan No. VII

**	Cincinnati Financial Corporation 2006 Stock Compensation Plan.

***	Cincinnati Financial Corporation 2006 Incentive Compensation Plan.

****	Holiday Stock Bonus Plan. See Long-Term Stock-Based Compensation, Page 23, for information about awards of shares under the Holiday Stock Bonus Plan.

(1)	No material modifications or repricing occurred with respect to any outstanding option or other stock-based award in 2008.

(2)	The grant date fair value of shares awarded under the Holiday Stock Bonus Plan is 100 percent of the average of the high and low sales price on NASDAQ on the date of grant, which was $27.18 on November 26, 2008.

(3)	The option exercise price is 100 percent of the average of the high and low sales price on NASDAQ on the date of grant, which was $37.59, $25.08 and $26.59 for the grant dates of February 18, 2008, July 1, 2008 and November 14, 2008 respectively.

(4)	The grant date fair value of a performance-based restricted stock unit is 100 percent of the average of the high and low as reported on NASDAQ on the date of grant, which was $37.59, $25.08 and $26.59 for the grant dates of February 18, 2008, July 1, 2008 and November 14, 2008 respectively, unadjusted for the present value of future dividends that holders of restricted stock units do not receive during the vesting period.
Total 2008 compensation, excluding attributions of compensation related to retirement plans, declined from 2007 levels for each named executive officer except Mr. Stecher and Mr. Johnston. Mr. Stecher’s base salary, variable compensation and stock-based compensation grants were all increased with his promotion to president and chief executive officer. Mr. Johnston’s employment with the company began June 30, 2008. The year-over-year decline in compensation unrelated to retirement plans for all of the other named executive officers was due largely to the lower per share grant date fair value of stock-based compensation compared to 2007 as the number of shares underlying their awards remained constant. For all of the named executive officers, reported values of stock awards in 2008 declined as compensation expense for most awards of performance-based restricted stock units granted in previous periods was reversed in the fourth quarter 2008 when management determined that achievement of the performance-based targets was no longer probable. Expensing of 2007 grants of performance-based restricted stock units granted to Messrs. Stecher, Schiff, Benoski, Timmel and Popplewell were not reversed as awards to these retirement-eligible named executive officers could vest and be paid out if they retire before the end of the performance period. Because Messrs. Scherer and Joseph are not retirement eligible, amounts reported for stock awards is a negative number as the reversal of compensation expense related to all grants of performance-based restricted stock unit awards prior to November 2008 more than offset the value of the November 2008 performance-based restricted stock units and 10 holiday shares awarded. Total 2007 compensation for each named executive officer was lower compared to 2006 because of the difference in the expense and composition of stock-based awards made in those years. In addition, total compensation in 2006 included attributions of compensation from expensing of all outstanding stock options for Messrs. Benoski and Stecher and attributions of compensation for all accrued benefits under the SERP for Messrs. Stecher, Joseph and Scherer.
Total compensation disclosed in the Summary Compensation Table does not reflect compensation actually received by the named executive officer or decisions made by the compensation committee for any individual named executive officer for any given year. For example, amounts shown for stock awards and option awards reflect the amount expensed by the company in that year, not an amount received or realized by the named executive officer. Similarly, amounts shown for changes in pension value generally reflect changes in the actuarial present value of benefits under retirement to be distributed in the future. Amounts shown in the Summary Compensation Table for salary, bonus and total compensation include amounts the named executive officer chose not to receive currently, but to save for retirement under the Top Hat Savings Plan. See 2008 Nonqualified Deferred Compensation Plan, Page 37.
Because annual adjustments to base salary are effective the first pay period in December, amounts reflected in the Salary column do not exactly match the base annual salaries set by the committee for the following year.
•	In November 2008, the committee set 2009 base annual salaries at $780,000 for Mr. Stecher, $250,000 for Mr. Schiff, $710,460 for Mr. Benoski, $416,000 for Mr. Johnston, $474,472 for Mr. Scherer, $445,000 for Mr. Joseph, $393,158 for Mr. Timmel, and $362,795 for Mr. Popplewell. Mr. Benoski retired from executive management of the company effective January 19, 2009 and no longer receives a salary.

•	In July 2008, in connection with management changes made mid-year, the committee set 2008 base annual salary at $400,000 for Mr. Johnston; and adjusted 2008 base annual salaries to $750,000 for Mr. Stecher; $456,222 for Mr. Scherer; and $427,875 for Mr. Joseph.

•	In November 2007, the committee set 2008 base annual salaries at $574,355 for Mr. Stecher; $805,000 for Mr. Schiff; $683,135 for Mr. Benoski; $426,222 for Mr. Scherer; $377,875 for Mr. Joseph; $378,033 for Mr. Timmel and $348,841 for Mr. Popplewell.

•	In November 2006, the committee set 2007 base annual salaries of $552,264 for Mr. Stecher; $775,000 for Mr. Schiff; $656,681 for Mr. Benoski; $409,829 for Mr. Scherer and $363,341 for Mr. Joseph. Mr. Schiff declined increases in his salary or variable compensation award in November 2006.
•	In May 2006, in connection with changes in executive responsibilities, the committee adjusted base annual salaries to $529,363 for Mr. Benoski and $457,805 for Mr. Stecher.
•	In November of 2005, the committee set 2006 base annual salaries of $407,807 for Mr. Stecher; $775,000 for Mr. Schiff; $429,363 for Mr. Benoski; $364,344 for Mr. Scherer and $319,752 for Mr. Joseph.
See Base Salary and Variable Compensation, Page 21.
The terms of all of the stock option awards granted in 2008 and prior years and performance-based restricted stock units granted in January 2007 provide for immediate vesting upon retirement at normal retirement age or retirement with 35 years of service. Because Messrs. Stecher, Schiff, Benoski, and Timmel satisfy one or both of these age and service conditions, Statement of Financial Accounting Standards (SFAS) No. 123(R) requires us to expense the full amount of these awards in the year of grant or any unvested portion of such awards the year in which the named executive officer becomes retirement eligible. Accordingly, amounts shown in the Option Awards column of the Summary Compensation Table for 2008 for Messrs. Stecher, Schiff, Benoski, and Timmel reflect the full SFAS 123(R) value of stock options granted in 2008 as well as attribution of SFAS 123(R) compensation from unvested portions of stock options awarded in prior years. Amounts shown in the Stock Awards and Option Awards columns of the Summary Compensation Table for 2007 for Messrs. Benoski and Stecher reflect the full SFAS 123(R) value of awards granted in 2007. Amounts shown in those columns for 2006 for Messrs. Benoski and Stecher reflect attribution of SFAS 123(R) compensation from unvested portions of stock-based awards granted in years prior to 2006 as well as the full SFAS 123(R) value of awards granted in that year. For all other named executive officers, amounts shown in these columns reflect the ratable portion of current and past grants of stock-based compensation award expensed during the year.
Amounts shown in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table represent the annual incremental changes in the present values of benefits under the company’s defined benefit and SERP plans and changes in the balances of the Top Hat accounts of named executive officers due to their contributions and investment performance during the year. For Messrs. Timmel and Popplewell change in pension value includes a negative amount attributable to the distribution of an amount equal to the actuarial present value of their accumulated benefit that they rolled over into an Individual Retirement Account in connection with their move out of the defined benefit pension plan. See Retirement Benefits, Page 26. Amounts shown in 2006 for Messrs. Stecher, Joseph and Scherer include the total present value of benefits then payable under the SERP because they were first added to the plan effective January 1, 2006.

Outstanding Equity Awards at 2008 Year-End

	Option Awards (1)				Stock Awards (3)
		Number of			Equity Incentive	Equity Incentive
	Number of	Securities			Plan Awards:	Plan Awards:
	Securities	Underlying			Number of	Market or Payout
	Underlying	Unexercised			Unearned Shares,	Value of Unearned
	Unexercised	Options			Units or Other	Shares, Units or
	Options	Unexercisable	Option Exercise		Rights That Have	Other Rights That
	Exercisable (2)	(2)	Price	Option	Not Vested	Have Not Vested
Name	(#)	(#)	($)	Expiration Date	(#)	($)

Kenneth W. Stecher	5,513		$30.60	1/27/2009		$
	16,538		26.95	1/25/2010
	16,538		32.81	1/31/2011
	16,538		34.96	1/28/2012
	16,538		32.45	2/1/2013
	16,538		38.80	1/19/2014
	21,000		41.62	1/25/2015
	10,000	5,000	45.26	2/2/2016
	2,500	5,000	44.79	1/31/2017
					1,850	53,003
		8,000	37.59	2/18/2018
					2,400	68,760
		30,000	26.59	11/14/2018
					7,900	226,335

John J. Schiff, Jr.	115,763		30.60	1/27/2009
	25,125		26.95	1/25/2010
	55,125		32.81	1/31/2011
	55,125		34.96	1/28/2012
	55,125		32.45	2/1/2013
	55,125		38.80	1/19/2014
	63,000		41.62	1/25/2015
	33,333	16,667	45.26	2/2/2016
	8,334	16,666	44.79	1/31/2017
					6,100	174,765
		30,000	37.59	2/18/2018
					7,900	226,335
		30,000	26.59	11/14/2018
					7,900	226,335

Steven J. Johnston		8,000	25.08	7/1/2018
					2,400	68,760
		8,000	26.59	11/14/2018
					2,400	68,760

James E. Benoski	46,670		26.95	1/25/2010
	55,125		32.81	1/31/2011
	55,125		34.96	1/28/2012
	55,125		32.45	2/1/2013
	55,125		38.80	1/19/2014
	63,000		41.62	1/25/2015
	33,333	16,667	45.26	2/2/2016
	8,334	16,666	44.79	1/31/2017
					6,100	174,765
		30,000	37.59	2/18/2018
					7,900	226,335
		30,000	26.59	11/14/2018
					7,900	226,335

	Option Awards (1)				Stock Awards (3)
		Number of			Equity Incentive	Equity Incentive
	Number of	Securities			Plan Awards:	Plan Awards:
	Securities	Underlying			Number of	Market or Payout
	Underlying	Unexercised			Unearned Shares,	Value of Unearned
	Unexercised	Options			Units or Other	Shares, Units or
	Options	Unexercisable	Option Exercise		Rights That Have	Other Rights That
	Exercisable (2)	(2)	Price	Option	Not Vested	Have Not Vested
Name	(#)	(#)	($)	Expiration Date	(#)	($)

Jacob F. Scherer, Jr.	16,538		$30.60	1/27/2009		$
	16,538		26.95	1/25/2010
	16,538		32.81	1/31/2011
	16,538		34.96	1/28/2012
	16,538		32.45	2/1/2013
	16,538		38.80	1/19/2014
	21,000		41.62	1/25/2015
	10,000	5,000	45.26	2/2/2016
	2,500	5,000	44.79	1/31/2017
					1,850	53,003
		8,000	37.59	2/18/2018
					2,400	68,760
		8,000	26.59	11/14/2018
					2,400	68,760

Thomas A. Joseph	5,513		30.60	1/27/2009
	16,538		26.95	1/25/2010
	16,538		32.81	1/31/2011
	16,538		34.96	1/28/2012
	16,538		32.45	2/1/2013
	16,538		38.80	1/19/2014
	21,000		41.62	1/25/2015
	10,000	5,000	45.26	2/2/2016
	2,500	5,000	44.79	1/31/2017
					1,850	53,003
		8,000	37.59	2/18/2018
					2,400	68,760
		8,000	26.59	11/14/2018
					2,400	68,760

Timothy L. Timmel	16,538		30.60	1/27/2009
	16,538		26.95	1/25/2010
	16,538		32.81	1/31/2011
	16,538		34.96	1/28/2012
	16,538		32.45	2/1/2013
	16,538		38.80	1/19/2014
	21,000		41.62	1/25/2015
	10,000	5,000	45.26	2/2/2016
	2,500	5,000	44.79	1/31/2017
					1,850	53,003
		8,000	37.59	2/18/2018
					2,400	68,760
		8,000	26.59	11/14/2018
					2,400	68,760

David H. Popplewell	16,538		30.60	1/27/2009
	16,538		32.81	1/31/2011
	16,538		34.96	1/28/2012
	16,538		32.45	2/1/2013
	16,538		38.80	1/19/2014
	15,750		41.62	1/25/2015
	10,000	5,000	45.26	2/2/2016
	2,500	5,000	44.79	1/31/2017
					1,850	53,003
		8,000	37.59	2/18/2018
					2,400	68,760
		8,000	26.59	11/14/2018
					2,400	68,760

(1)	Option shares awarded and exercise price have been adjusted to reflect stock splits and stock dividends where applicable.

(2)	One-third of each option award vests and becomes exercisable on the first, second, and third anniversaries of the grant provided the associate remains continuously employed with the company or its subsidiaries. The vesting date of each option is listed in the table below by expiration date:

Grant Date	Vesting Dates			Expiration Date
1/5/1998	1/5/1999	1/5/2000	1/5/2001	1/5/2008
2/7/1998	2/7/1999	2/7/2000	2/7/2001	2/7/2008
8/24/1998	8/24/1999	8/24/2000	8/24/2001	8/24/2008
1/27/1999	1/27/2000	1/27/2001	1/27/2002	1/27/2009
1/25/2000	1/25/2001	1/25/2002	1/25/2003	1/25/2010
1/31/2001	1/31/2002	1/31/2003	1/31/2004	1/31/2011
1/28/2002	1/28/2003	1/28/2004	1/28/2005	1/28/2012
2/1/2003	2/1/2004	2/1/2005	2/1/2006	2/1/2013
1/19/2004	1/19/2005	1/19/2006	1/19/2007	1/19/2014
1/25/2005	1/25/2006	1/25/2007	1/25/2008	1/25/2015
2/2/2006	2/2/2007	2/2/2008	2/2/2009	2/2/2016
1/31/2007	1/31/2008	1/31/2009	1/31/2010	1/31/2017
2/18/2008	2/18/2009	2/18/2010	2/18/2011	2/18/2018
7/1/2008	7/1/2009	7/1/2010	7/1/2011	7/1/2018
11/14/2008	11/14/2009	11/14/2010	11/14/2011	11/14/2018

Vesting is accelerated and stock options are exercisable immediately upon retirement for Messrs. Stecher, Schiff, Benoski and Timmel due to attainment of normal retirement age or 35 years of continuous service.

(3)	The restricted stock units awards granted on February 18, 2008, and July 1, 2008 will vest on March 1, 2011, if performance targets are achieved. The restricted stock units awards granted on November 14, 2008, will vest on March 1, 2012, if performance targets are achieved. The restricted stock unit awards granted in 2007 will vest on March 1, 2010, if performance targets are achieved, or upon retirement during the performance period at age 65 or with 35 years of continuous service.
2008 Option Exercises and Stock Vested

	Option Awards		Stock Awards (1)
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise (#)	Exercise ($)	Acquired on Vesting (#)	Vesting ($)
Kenneth W. Stecher		$		$
John J. Schiff, Jr.
Steven J. Johnston
James E. Benoski	1,290	11,494
Jacob F. Scherer, Jr.
Thomas A. Joseph	3,308	24,909
Timothy L. Timmel
David H. Popplewell

(1)	Prior to 2007 the company made no stock-based awards to associates other than stock options and the Holiday Stock Bonus Plan.

2008 Pension Benefits

		Number of Years Credited	Present Value of Accumulated
Name	Plan Name	Service (#)	Benefit ($) (1) (2)
Kenneth W. Stecher	Qualified Pension Plan	40	$1,201,008
	Supplemental Retirement Plan	41	1,401,097
John J. Schiff, Jr.	Qualified Pension Plan	23	1,356,536
	Supplemental Retirement Plan	23	1,371,172
Steven J. Johnston (3)	Qualified Pension Plan	0	—
	Supplemental Retirement Plan	0	—
James E. Benoski	Qualified Pension Plan	37	1,153,394
	Supplemental Retirement Plan	37	1,247,943
Jacob F. Scherer, Jr.	Qualified Pension Plan	25	704,039
	Supplemental Retirement Plan	25	511,622
Thomas A. Joseph	Qualified Pension Plan	32	935,958
	Supplemental Retirement Plan	32	523,549
Timothy L. Timmel	Qualified Pension Plan	38	—
	Supplemental Retirement Plan	38	722,744
David H. Popplewell	Qualified Pension Plan	12	—
	Supplemental Retirement Plan	12	146,357

(1)	Amounts listed in the “Present Value of Accumulated Benefit” column were calculated as of December 31, 2008, using the Pension Benefit Guaranty Corporation Immediate Interest Rate published on December 15, 2007, which was 3.0 percent, and the 1983 Group Annuity Mortality Table for males, set back one year.

(2)	The amounts shown in the “Present Value of Accumulated Benefit” column for Messrs. Schiff and Benoski reflect action by the Retirement Committee effective January 1, 2000, to transfer the accrued benefit amount of each SERP member to the Retirement Plan as an additional special benefit that will be paid from the tax-qualified Retirement Plan. Any additional benefit amounts accrued from the SERP after January 1, 2000, will be paid from the SERP.

(3)	Mr. Johnston joined the company after entry into the defined benefit pension plan was closed.
See Retirement Benefits, Page 26, for details about plans providing retirement benefits to the named executive officers.
At December 31, 2008, Mr. Stecher was eligible to elect early retirement under the Retirement Plan and the SERP, and Messrs. Schiff and Benoski were eligible for normal retirement under these plans.
2008 Nonqualified Deferred Compensation Plan (1) (2)

		Executive	Registrant
	Aggregate balance at	contributions in	contributions in last	Aggregate earnings	Aggregate balance at
	2007 Year End	2008	FY	in 2008	2008 Year End
Name	($)	($)(3)	($)	($)	($)(4)

Kenneth W. Stecher	$29,718			$(12,710)	$17,008
John J. Schiff, Jr.	476,107			(108,060)	368,047
Steven J. Johnston	—				—
James E. Benoski	—				—
Jacob F. Scherer, Jr.	494,922	41,600		(192,275)	344,247
Thomas A. Joseph	67,556	11,895		(31,918)	47,533
Timothy L. Timmel	272,669			(61,887)	210,782
David H. Popplewell	—				—

(1)	Prior to 2009 the company did not contribute to the Top Hat Savings Plan.

(2)	No withdrawals or distributions occurred in 2008.

(3)	The named executive officer’s contributions shown in this column are also reported in the Summary Compensation Table in the salary or bonus columns, and included in the amounts shown for total compensation.

(4)	Of the amounts shown in this column, $4,458, $20,880, $84,000 for Messrs. Stecher, Joseph and Scherer, respectively, were reported in the Summary Compensation Table in prior years.
Compensation payable to the named executive officers may be deferred pursuant to the Top Hat Savings Plan. Under the Top Hat Savings Plan, highly compensated individuals as defined by the plan, including the named executive officers, may elect to defer up to 25 percent of salary and up to 100 percent of variable compensation, less the required withholdings, provided that the total amount of salary and variable compensation deferred does not exceed the maximum amount permitted by the Internal Revenue Code, which was $46,000 in 2008. Deferral elections are made before the plan year for which compensation is to be deferred and are effective for the entire year and generally may not be modified or terminated for that year. Compensation deferred by the named executive officer is credited to the individual’s deferred compensation account maintained by the company.
Beginning in 2008, in connection with the company’s redesign of our retirement benefits plans, we amended the Top Hat Savings Plan to eliminate the cap on the amount of salary that may be deferred and to permit company matching contributions for officers who have contributed to and received the maximum company match allowable in their 401(k) accounts, yet due to tax law limitations, are unable to contribute and receive a matching contribution for the compensation that exceeds the limit imposed on tax qualified 401(k) plans. We do not otherwise contribute to or match contributions to this plan. Participants are prohibited from borrowing or pledging amounts credited to their accounts. Fifth Third Bank, a subsidiary of Fifth Third Bancorp, is the third-party administrator of the Top Hat Savings Plan. Under the plan, individuals choose one or more of several specified investment alternatives, including an alternative for Cincinnati Financial Corporation common stock. Earnings credited to the named executive officer’s account are calculated based on the performance of the applicable investment choice(s) selected by the named executive officer. We do not guarantee any level of return on contributions to the Top Hat Savings Plan.
Distributions from the Top Hat Savings Plan are made as soon as legally and administratively feasible after retirement, other termination of employment or death, or pursuant to a qualified domestic relations order. Distributions to the named executive officers due to retirement or other termination of employment are not permitted until 180 days after employment terminates. Other than distributions pursuant to qualified domestic relations orders, distributions are made in the form of either a single lump sum payment or monthly installments of not less than 12 months or more than 120 months, depending upon the participant’s prior election. To the extent that a participant chooses to have earnings credited based on the Cincinnati Financial Corporation common stock election, the participant may choose to receive any benefit payments in the form of stock. All other distributions are made in cash.
Potential Payments upon Termination or Change of Control
As of December 31, 2008, the only benefit a named executive officer could receive upon any termination of employment, except for retirement or termination due to a change in control is the balance of a Top Hat Savings Plan account disclosed in the “Aggregated Balance at 2008 Year End” column of the 2008 Nonqualified Deferred Compensation Plan table above. In the case of retirement, named executive officers who are at least 65 years of age additionally could receive vested retirement benefits and accelerated vesting of certain outstanding stock-based awards, while for retirement at age 60 without 35 years of service a named executive officer could receive a vested early retirement b(enefit, but no acceleration of outstanding stock-based awards. Named executive officers who retire before reaching 60 years of age but who have achieved 35 years of continuous service or who retire due to total and permanent disability could receive accelerated vesting of certain outstanding stock-based awards. Named executive officers who are terminated due to a change in the control of the company could receive accelerated vesting of all stock-based awards made under the 2006 Stock Compensation Plan, but not under earlier plans. The following table reflects the values of retirement benefits and the acceleration of vesting of the pertinent stock-based awards assuming termination of employment due to retirement or a change of control on December 31, 2008.

Potential Payments upon Termination

					Accelerated Vesting of Stock-Based Awards
						Retirement with	Change
Name	Retirement Plan		SERP		Retirement	disability	in control
Kenneth W. Stecher	$1,093,012	(1)	$1,275,109	(1)	$128,180	$427,601	$427,601
John J. Schiff, Jr.	1,356,536		1,371,172		251,727	711,033	711,033
Steven J. Johnston (2)						193,777	193,777
James E. Benoski	1,153,394		1,247,943		251,727	711,033	711,033
Jacob F. Scherer, Jr.						213,156	213,156
Thomas A. Joseph						213,156	213,156
Timothy L. Timmel (2)			615,959	(1)	73,620	213,156	213,156
David H. Popplewell			145,720	(1)	73,620	213,156	213,156

(1)	Reflects early retirement benefit calculation.

(2)	Mr. Johnston was hired after entry into the defined benefit pension plan was closed and, therefore, was never a member of the pension plan or the SERP. Messrs. Timmel and Popplewell were not participants in the defined benefit pension plan on December 31, 2008.
2008 Director Compensation (1)

	Fees Earned or Paid in	Stock Awards
Name	Cash ($)	($)(2)	All Other Compensation ($)(3)	Total ($)
William F. Bahl	$147,500	$60,019	$7,350	$214,869
Gregory T. Bier	141,500	60,019	5,584	207,103
Dirk J. Debbink	43,000	18,001	2,472	63,473
Kenneth C. Lichtendahl	102,500	52,523	5,374	160,397
W. Rodney McMullen	144,500	60,019	5,540	210,059
Gretchen W. Price	102,500	52,523	1,330	156,353
Thomas R. Schiff	135,500	60,019	1,584	197,103
Douglas S. Skidmore	93,500	43,522	1,380	138,402
John F. Steele, Jr.	87,500	37,506	1,809	126,815
Larry R. Webb	108,500	58,515	6,400	173,415
E. Anthony Woods	143,000	60,019	6,023	209,042

(1)	Directors listed in this table are outside directors. Messrs. Stecher, Schiff and Benoski are directors who are also executive officers of the company. Their compensation as named executive officers is shown in the Summary Compensation Table and supporting disclosure beginning on Page 29. They receive no additional compensation for their service as directors.

(2)	Stock awards are valued at full fair market value determined by the average of the high and low sales price on NASDAQ on January 29, 2009, the date of grant, times the number of shares awarded. The per share fair market value on January 29, 2009, was $23.50. The number of shares granted to directors for award reported in this column were: 2,554 shares each to Messrs. Bahl, Bier, McMullen, Schiff and Woods; 2,490 shares to Mr. Webb; 2,235 shares each to Mr. Lichtendahl and Ms. Price, 1,852 shares to Mr. Skidmore; 1,596 shares to Mr. Steele, and 766 shares to Mr. Debbink. There were no forfeitures in this plan in 2008.

(3)	Reflects perquisites in an aggregate amount less than $10,000 of one or more of the types described in Perquisites and Other Personal Benefits, Page 29.
Outside directors are paid cash fees of:
•	$4,500 for attendance at each parent or subsidiary company’s board meeting and
•	$1,500 for attendance at each meeting of a parent or subsidiary board committee.
Fees for all meetings in any one day are not to exceed $6,000. In 2008, outside directors were paid an annual cash retainer of $50,000. Outside directors are reimbursed for travel expenses incurred in attending meetings. Outside directors also receive compensation in the form of common stock under the Cincinnati Financial Corporation 2003 Non-Employee Directors’ Stock Plan (2003 Stock Plan). The purpose of this shareholder-approved plan is to attract and retain the services of experienced and knowledgeable non-employee directors and to strengthen the alignment of interests between the non-employee directors and shareholders. Shares received under the plan assist directors in achieving ownership levels consistent with the company’s Director and Officer Stock Ownership Guidelines. Under the 2003 Stock Plan, directors receive unrestricted shares of the company’s common stock with a fair market value on the date of grant equal to the cash director’s fees received by such directors during the last calendar year, up to a maximum of $60,000 of cash fees. Awards to individual directors may slightly exceed $60,000 in value as the plan provides for rounding up to whole shares.
The committee grants awards for each director’s prior year’s board service under the 2003 Stock Plan at its first scheduled meeting each calendar year. See Stock-Based Award Grant Practices, Page 26. Amounts shown in the Stock Awards column reflect grants awarded under the 2003 Stock Plan at the committee’s meeting on January 29, 2009, based on cash fees earned for board service in 2008.
At its January 30, 2009, meeting, the board of directors, acting upon recommendations from the compensation committee, approved two changes to the structure of director compensation for outside directors beginning in 2009, provided shareholders approve the Directors’ Stock Plan of 2009 (2009 Stock Plan) at the Annual Meeting of Shareholders. Subject to shareholder approval of the plan, the board reduced the level of annual cash retainer to $25,000 and adopted the 2009 Stock Plan, which grants shares of the company’s common stock equal to meeting fees as under the 2003 Stock Plan, plus shares equal to the reduced cash retainer. Shares granted under the 2009 Stock Plan would be restricted shares, nontransferable, except upon death, for three years from the grant date. The committee and the board believe that these changes will increase stock ownership by outside directors in furtherance of the ownership guidelines and by restricting trans ferability of the shares, will further align the outside director’s financial interest with the interests of shareholders.
The company also provides outside directors with life insurance, personal umbrella liability insurance and spouse travel and meals to certain business events. See Perquisites and Other Personal Benefits, Page 29, for details about these benefits. Amounts contained in the All Other Compensation column reflect the aggregate cost of these individual benefits.
The company does not provide outside directors with retirement benefits, benefits under health and welfare plans or compensation in any form not described above, nor does it have any agreement with any director to make charitable donations in the director’s name.

Proposal 3 — Management’s Proposal to Adopt Cincinnati Financial Corporation
Annual Incentive Compensation Plan of 2009
Purpose
The board of directors of the company has approved and recommends shareholder approval of the Cincinnati Financial Corporation Annual Incentive Compensation Plan of 2009, (a copy of which is attached as Appendix A). The 2009 Incentive Plan replaces the shareholder-approved 2006 Annual Incentive Compensation Plan.
The purposes of the plan are to:
•	Link bonus compensation for the executive officers of the company, to the company’s achievement of pre-established performance goals.

•	Maximize the company’s federal income tax deduction for the annual cash compensation paid to those executives pursuant to Section 162(m) of the Internal Revenue Code.
Under Internal Revenue Code Section 162(m), the compensation of any one of the named executive officers, to the extent it exceeds $1 million per year, is a deductible expense by the company only when any amount of compensation exceeding $1 million is based upon the achievement of pre-established performance goals. Approval of this plan would allow the company to maximize its income tax deduction if the bonuses paid under the plan cause total compensation for any participant to exceed $1 million in any calendar year.
Plan Description
The company’s executive officers are eligible to participate in the plan. Participants are eligible to receive awards under the plan upon achievement by the company and its subsidiaries on a consolidated basis of one or more performance goals specified in the plan. The 2009 Incentive Plan provides a wider variety of performance objectives from which the compensation committee can select appropriate short-term performance objectives to support the company’s strategic objectives. Performance goals under the 2009 Incentive Plan include: total shareholder return, return on equity, return on economic capital, change in operating income, underwriting profitability, revenue, expenses, earnings per share, operating earnings per share or the company’s value creation ratio defined by the plan. Performance goals may be numeric or a comparison to the peer group.
The compensation committee sets the performance targets within the first 90 days of the calendar year to which the goals apply. The maximum bonus amount each participant is eligible to receive is $1 million annually, with the actual amount of any bonus set by the compensation committee pursuant to the overall compensation policies of the committee. The compensation committee may exercise negative discretion to reduce or eliminate the amount of any award earned upon achievement of the specified performance goal for the year. Awards may be forfeited or recouped by the company in certain cases of misconduct by the officer.
The board of directors may modify or terminate the plan at any time for any legal purpose. However, shareholder approval of any modifications to material terms of the plan is necessary for the company to retain its federal income tax deduction for compensation paid under this plan.
There are three substantive differences between the 2009 Incentive Plan and the predecessor plan. First, the definition of “participant” is expanded to include all executive officers instead of only the “top five” named in the proxy statement. This expansion is intended to support the committee’s ability to use this compensation plan for certain executive officers without the eligibility disruption caused by one-time events that can determine which executive officers are included in the company’s Summary Compensation Table. Next, the 2009 Incentive Plan includes a variety of performance objectives that can be used by the committee to establish performance targets for awards while the predecessor plan used a static 3-part performance objective. Last, the 2009 Incentive Plan includes new forfeiture and recoupment provisions that allow the company to recover awards in certain cases of misconduct by the participant.
Subject to shareholder approval of the plan, in the first 90 days of 2009, the committee intends to establish performance targets and grant awards under the 2009 Incentive Plan to one or more executive officers.

Use of Predecessor Plan
Following shareholder approval in 2006, the compensation committee granted awards under the predecessor plan in 2007 and 2008. In 2007, grants of awards ranging from $100,000 to $400,000 were made to four executive officers. The performance targets established for the 2007 awards were achieved. However, the compensation committee exercised its negative discretion to reduce all award payouts to zero, finding that compensation otherwise paid to these officers for 2007 was adequate under all of the facts and circumstances known to the committee. In 2008, grants of awards ranging from $100,000 to $400,000 were made to five executive officers. Performance targets established for the 2008 awards were not achieved, and no awards were paid.
To approve the plan, a copy of which is attached as Appendix A, a majority of the shares present or represented by proxy at the meeting and entitled to vote must be voted FOR the proposal.
The board of directors recommends a vote FOR the proposal to adopt the Cincinnati Financial Corporation Incentive Compensation Plan of 2009.

Proposal 4 — Management’s Proposal to Adopt Cincinnati Financial Corporation
Directors’ Stock Plan of 2009
Purpose
The board of directors of the company has approved the proposal to submit the Cincinnati Financial Corporation Directors’ Stock Plan of 2009 (a copy of which is attached as Appendix B) to shareholders for approval. The 2009 Directors’ Stock Plan replaces the shareholder-approved 2003 Non-Employee Director Stock Plan that expires in January 2010. The purpose of the 2009 Directors’ Stock Plan is to enable Cincinnati Financial Corporation to attract and retain the services of experienced and knowledgeable outside directors and to strengthen the alignment of interests between outside directors and the shareholders of the company through the increased ownership of shares of the company’s common stock. This will be accomplished by granting directors shares of common stock as a part of their annual compensation.
Plan Description
Under the 2009 Directors’ Plan adopted by the board of directors in January 2009, the compensation committee of the board of directors is authorized to grant outside directors restricted shares of common stock with a fair market value on the date of grant equal to the sum of i) the annual cash retainer plus ii) cash director’s fees received by such directors for attendance at board and committee meetings during the prior calendar year, but not to exceed $60,000 of meeting fees in any calendar year. If the plan is approved by shareholders, the annual cash retainer will be reduced to $25,000 from $50,000. Because the shares granted under the plan will include shares equal to the reduced cash retainer, the result is payment of the $50,000 retainer half in cash and half in stock. The level of shares granted for meeting fees will be unchanged from the predecessor plan. Such grants are compensation in addition to cash compensation earned for board service. Shares awarded under the 2009 Directors’ Plan will be restricted and nontransferable, except upon death, for three years following the date of grant. The grant of a stock award under the plan will result in ordinary taxable income to the director in an amount equal to the value of the stock award on the date of grant, and the company will be entitled to a tax deduction for the same amount.
Share awards are valued at the average of the high and low sales price quotations for common stock of the company on the NASDAQ National Market on the day of the grant. A total of 300,000 shares are available under the 2009 Directors’ Plan. The 2009 Directors’ Plan permits the number of available shares to be adjusted for stock dividends and stock splits.
Use of Predecessor Plan
Under the expiring 2003 Non-employee Directors Stock Plan a total of 105,155 shares were granted between 2003 and 2009. The predecessor plan allowed the number of shares available under the plan to be adjusted for stock dividends and stock splits. On January 29, 2009, the date of the most recent grant under the predecessor plan, the average of the high and low of the company’s common stock market price as reported by NASDAQ was $23.50 per share.
The board of directors recommends a vote FOR the proposal to adopt the Cincinnati Financial Corporation Incentive Compensation Plan.

Other Business
Proposal 5 — Shareholder Proposal for Declassified Board
The company has been notified that Gerald R. Armstrong, 910 Sixteenth Street, No. 412, Denver, Colorado 80202-2917, owner of 200 shares of the company’s common stock, intends to present the proposal set forth below for consideration at the Annual Meeting. In accordance with federal securities regulations, we include the shareholder proposal plus any supporting statement exactly as submitted by the proponent. Therefore, the company takes no responsibility for the content of the proposal or supporting statement submitted by the proponent. To help readers easily distinguish between material provided by the proponent and material provided by the company, we have boxed the material provided by the proponent.

Resolution
That the shareholders of CINCINNATI FINANCIAL CORPORATION request its Board of Directors to take the steps necessary to eliminate classification of terms of the Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.
Statement
The proponent believes the election of directors is the strongest way that shareholders influence the directors of any corporation. Currently, our board of directors is divided into three classes with each class serving three-year terms. Because of this structure, shareholders may only vote for one-third of the directors each year. This is not in the best interest of shareholders because it reduces accountability.
Xcel Energy Inc., Devon Energy Corporation, ConocoPhillips, ONEOK, Inc. CenterPoint Energy, Inc., Hess Corporation have adopted this practice and it has been approved by shareholders at C H Energy Group, Inc., Central Vermont Public Service Corporation, Black Hills Corporation, Spectra Energy Corp., Chesapeake Utilities Corp. upon presentation of a similar resolution by the proponent during 2008. The proponent is a prefessional investor who has studied this issue carefully.
The performance of our management and our Board of Directors is now being more strongly tested due to economic conditions and the accountability for performance must be given to shareholders whose capital has been entrusted in the form of share investments.
A study by researchers at Harvard Business School and the Univerity of Pennsylvania’s Wharton School titled “Corporate Governance and Equity Prices” (Quarterly Journal of Economics, February, 2003), looked at the relationship between corporate governance practices (including classified boards) and firm performance. The study found a significant positive link between governance practices favoring shareholders (such as annual directors election) and firm value.
While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.
The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders. In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect the need for change.
If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote “FOR” this proposal.
BOARD OF DIRECTORS OPPOSES PROPOSAL SUGGESTING WE TAKE STEPS
TOWARD DECLASSIFIED BOARD
We believe that taking steps toward declassifying our board and asking our shareholders to annually elect directors would not serve the best interests of those shareholders or your company. After careful consideration, we recommend a NO vote on this proposal.
Under your company’s Articles of Incorporation, the board currently consists of three classes or groupings of directors, each serving three-year terms staggered so that approximately one-third of your directors stand for election each year. This classified structure is a very common structure for boards of

U.S. publicly traded companies. For more than 55 years, shareholders have benefited from its positive effects, which complement the cyclical nature of our insurance business and support our long-term strategic focus.
First, we ask shareholders to preserve the classified board structure in view of these many advantages it offers:
Continuity — The three-year staggered term is designed to provide stability and continuity, assuring that a majority of your directors at any given time has prior experience as directors of your company. Experienced directors can share accumulated knowledge to increase the full board’s understanding of the company’s business and the complex insurance marketplace.
The experience and qualifications of our board as a whole depend upon a balance of contributions from individuals, each with a specific expertise, that jointly are essential to the board’s ability to make decisions, execute long-term strategic plans and increase our long-term return to shareholders. A classified board also permits us to attract and retain highly qualified individuals.
Shareholder Protection — A classified board also protects us from hostile and unsolicited takeover attempts that do not offer the greatest value to our shareholders. If the board were declassified, a potential acquirer could — without paying any premium to our shareholders — gain control of your company by replacing a majority of your board with its own slate of nominees at a single annual meeting. The existence of a classified board would encourage a potential acquirer to negotiate with your directors, giving us additional time and bargaining power to negotiate a transaction in the best interests of our shareholders and other constituencies.1
Alignment with Shareholders — Most importantly, your board believes that its interests are specifically aligned with shareholders’ interests, through the fiduciary duty owed by directors to act in shareholders’ best interests. Your directors intend to discharge that duty to our utmost ability, using the available defensive tactics to resist any action that the board believes not to be in the best interests of shareholders. Your board is comprised of a majority of independent, non-management directors who will always put the interests of our shareholders first.
Second, we ask shareholders to note factual inaccuracies in the proposal’s argument that could mislead you about the benefits of approving the proposal.
Inaccurate on Accountability — The proposal inaccurately asserts that the classified board structure diminishes director accountability to shareholders. All directors have fiduciary duties to act in good faith and in the best interests of the company and shareholders, regardless of how frequently they stand for election. Your board of directors has remained steadfast in considering the long-term effects of its decisions on shareholder value and not exclusively focusing on short-term profits. Contrary to the proponent’s argument, declassifying the board would not increase your board’s accountability, which arises from this fiduciary relationship, not from a director’s term of service.
Inaccurate on Shareholder Value — The proposal also inaccurately refers to a correlation between annual election of directors and firm value. It selectively cites one of many academic studies on this topic, each of which has different criteria, weighting and conclusions.2 The authors of the cited study do not suggest a causal relationship between value and any one of the 24 corporate governance provisions they reviewed, much less a special correlation between annual election of directors and firm value. In fact, this study states that if the power provided by a classified board is used judiciously, it could lead to increased shareholder wealth.

[1]	Target shareholders of firms with classified boards receive a larger proportional share of the total value gains from a merger. Eric S. Robinson, Classified Boards Once Again Prove Their Value to Shareholders in Recent Takeover Battle, Wachtell, Lipton, Rosen & Katz (2007). In 2007, Midwest Air obtained 13 percent above the price its shareholders would have received from a hostile takeover had Midwest Air not had a classified board and shareholder rights plan.

[2]	Paul A. Gompers, Joy L. Ishii, Andrew Metrick, Corporate Governance and Equity Prices, Quarterly Journal of Economics (2003).

Moreover, a different study was conducted the same year reviewing a broader index of 51 corporate governance provisions. This study suggests that companies with classified boards have higher profit margins and higher dividend yields. Furthermore, the study indicated that annual election of directors is one of the seven governance factors, among the 51 reviewed, that most are often associated with “bad performance.”3
Inaccurate on Adoption Facts — Your company’s current election of directors by classes is a common practice adopted by many companies. Half of the companies in the Standard & Poor’s 1500 Index currently have boards with classified terms. The proposal selectively listed several companies that have taken steps to implement annual director terms, ignoring the particular financial and market circumstances underlying each company’s decision. In addition, the proponent erroneously cites Spectra Energy Corp. and Chesapeake Utilities Corp. as having declassified their board. In fact, both companies continue to maintain classified boards.
Third, we ask shareholders to cautiously and prudently consider any such proposal that calls for an extended process and introduces changes into our fundamental corporate documents.
Approval of this shareholder proposal would not accomplish the declassification of our board. The proposal requests only that our board take the necessary steps to declassify.
To actually change its structure, your board would have to initiate a process that could extend over multiple years, using time and resources better focused on conducting business in these challenging times. Proceeding toward declassification would require that the board ultimately decide to change the classified board, and then present to you, our shareholders, a proposal to amend your company’s Amended and Restated Certificate of Incorporation. The affirmative vote of at least 75 percent of the voting power of all outstanding shares of your company’s stock would be required for an amendment to become effective.
Summary — In short, directors who have experience with us and are familiar with our policies, strategies, and businesses are a valuable resource and well positioned to make decisions aligned with your shareholder interests and with company interests. The current classified board structure helps assure this experience, supporting the continuity and stability of the company’s management and policies. It ensures that a majority of directors at any given time has prior experience with and in-depth knowledge of our company. Further, it would protect shareholders in the event of a takeover attempt by allowing time for negotiation of a premium payable to you, the shareholders. Continuing with a classified board would position your company alongside many other companies that seek these same benefits and would avoid a lengthy, resource-consuming process.
The board of directors recommends a vote AGAINST this proposal to move toward a declassified board.

[3]	Lawrence D. Brown and Marcus L. Caylor, Corporate Governance and Firm Performance, Institutional Shareholder Services (2004) at p. 30.

Conclusion
Shareholder Proposals for Next Year
Any qualified shareholder who wishes to present a proposal for action at the 2010 Annual Meeting of Shareholders must submit the proposal to Cincinnati Financial Corporation, P.O. Box 145496, Cincinnati, Ohio 45250-5496, on or before November 23, 2009, to be included in our proxy statement and proxy for the 2010 annual meeting. Any such proposal must conform to the rules and regulations of the SEC and otherwise be in accordance with other federal laws as well as the laws of the State of Ohio. If the date of the 2010 annual meeting is not within 30 days of May 2, 2010, the deadline will be a reasonable time before we begin to print and mail the proxy material for the 2010 Annual Meeting of Shareholders. In addition, the proxy solicited by the board for the 2010 annual meeting will confer discretionary authority on the persons named in such proxy to vote on any shareholder proposal presented at that meeting if we receive notice of such proposal later than February 8, 2010, without the matter having been discussed in such proxy.
Cost of Solicitation
Proxies may be solicited by our directors, officers or other employees, either in person or by mail, telephone or e-mail. The cost of soliciting proxies will be borne by the company. We have contracted with Broadridge Financial Solutions Inc. to provide Internet and telephone voting service for our direct shareholders of record. We ask banks, brokerage houses, other custodians, nominees and fiduciaries to forward copies of the proxy material to beneficial owners of shares or to request authority for the execution of proxies; and we have agreed to reimburse reasonable out-of-pocket expenses incurred. The company has retained Georgeson Shareholder Communications Inc. to be available to assist in soliciting proxies for the annual meeting should a need for their services be determined. The cost of those services, if used, would be approximately $12,500 plus out of pocket expenses.
Other Business
Management does not know of any other matter or business that may be brought before the meeting; but if any other matter or business properly comes before the meeting, it is intended that a vote will be cast pursuant to the accompanying proxy in accordance with the judgment of the person or persons voting the same.

/S/ Steven J. Johnston
Steven J. Johnston, FCAS, MAAA, CFA
Secretary March 20, 2009 Cincinnati Financial Corporation

[Page Intentionally Blank]

Appendix A
Cincinnati Financial Corporation
Annual Incentive Compensation Plan of 2009
1.	Purpose. The purpose of the Cincinnati Financial Corporation Annual Incentive Compensation Plan of 2009 is to provide the executive officers of Cincinnati Financial Corporation and its subsidiaries on a consolidated basis with bonus compensation based upon the achievement of pre-established Performance Goals, as well as to maximize the Company’s income tax deduction for the amount of the annual compensation paid to the president and chief executive officer and the four most highly compensated executive officers other than the president and chief executive officer, pursuant to Section 162(m) of the Internal Revenue Code.

2.	Definitions. For purposes of the Plan, the following terms are defined as set forth below:
a.	“Award” means the Incentive Compensation to which a Participant may become entitled upon the achievement of the Performance Goals.

b.	“Board” means the board of directors of the Company.

c.	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

d.	“Commission” means the Securities and Exchange Commission or any successor agency.

e.	“Committee” means the compensation committee of the Board or a subcommittee thereof, any successor thereto or such other committee or subcommittee as may be designated by the Board to administer the Plan, which shall at all times consist of two or more outside directors, as defined under Section 162(m) of the Internal Revenue Code and the treasury regulations issued thereunder.

f.	“Company” means Cincinnati Financial Corporation, a corporation organized under the laws of the State of Ohio, or any successor thereto and its subsidiaries on a consolidated basis.

g.	“Participant” means the executive officers of the Company, including the president and chief executive officer and the four most highly compensated officers of the Company (other than the president and chief executive officer), as more fully described by the regulations adopted by the Commission under the Securities’ Exchange Act of 1934.

h.	“Peer Group” means The Chubb Corporation, The Hanover Insurance Group, Inc., Harleysville Group, Inc., The Hartford Financial Services Group, Inc., Markel Corporation, Selective Insurance Group, Inc., State Auto Financial Corporation, and The Travelers Companies, Inc.

i.	“Performance Goals” means the objectives for the Company as established by the Committee within the first 90 days of each calendar year. The Performance Goals are intended to constitute “performance-based” compensation with the meaning of Section 162(m) of the Code, or any amended or successor provision.

j.	“Performance Year” means the calendar year ending December 31 in which the performance goal shall be measured.

k.	“Plan” means the Cincinnati Financial Corporation Annual Incentive Compensation Plan of 2009, which is the amended and restated Cincinnati Financial Corporation 2006 Incentive Compensation Plan.

l.	“Value Creation Ratio” equals the total of 1) the rate of growth in book value per share plus 2) the ratio of dividends declared per share to beginning book value per share.
3.	Administration of Plan. The Plan is administered by the Company’s Compensation Committee. The Committee has full power, authority and discretion to administer and interpret the Plan and to establish rules for its administration. The Committee, in making any determination under or referred to in the Plan, is entitled to rely on opinions, reports or statements of officers, employees, legal counsel and the public accountants of the Company, and upon the published financial reports of the Company’s Peer Group.
4.	Effective Date of Plan. The Plan is effective on the date of approval by the Company’s Board of Directors, conditioned upon shareholder approval at the next Annual Meeting of Shareholders.

5.	Awards. Each Award under the Plan is evidenced by a written agreement in a form prescribed by the Committee that sets for the terms, conditions and limitations for the Award (Award Agreement). Each Participant is eligible to receive an Award of up to $1,000,000 annually pursuant to the satisfaction of the Performance-Based Goal from in Section No. 6 that is set forth in the Award Agreement.
6.	Performance-Based Goals.
a.	Awards under the Plan are earned upon the achievement by the Company of the Performance Goal set forth in the Award Agreement. The Committee may establish the Performance Goal for the Performance Year based on one or more of the following performance objectives: total shareholder return, return on equity, return on economic capital, change in operating income, underwriting profitability, revenue, expenses, earnings per share, operating earnings per share, or Value Creation Ratio. Performance Goals may be numeric or a comparison to the peer group.

b.	Written targets for the Performance Goal are established by the Committee as soon as practicable either before or within 90 days after the beginning of each calendar year.

c.	Notwithstanding anything to the contrary in this Plan, the Committee retains complete negative discretion (within the meaning of the applicable rules of the Internal Revenue Service under Section 162(m) of the Code) to reduce the amount of or eliminate part or all of the Award otherwise earned by the Participant upon the attainment of the Performance Goal in light of factors deemed appropriate by the Committee, but in no event may the Committee increase the amount of the Award payable to a Participant upon the attainment of the Performance Goal.
7.	Determination and Payment of Award. Awards are determined by the Committee and paid by the Company as soon as practicable after the Committee is able to certify that the Performance Goal established under Section No. 6 was in fact achieved. In no event are Awards paid later than two months and 15 days following the close of the calendar year in which the Performance Goal is achieved.

If a Participant terminates employment with the Company due to death or retirement during a calendar year in which the Performance Goal is achieved, the Participant may be entitled to the payment of the Award at the discretion of the Committee. In no event is an Award paid later than two months and fifteen days following the close of the calendar year in which the Performance Goal is achieved.

8.	Forfeiture and Recoupment of Awards. If at any time the Committee reasonably believes that a Participant has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the company, breach of fiduciary duty or deliberate disregard of the Company’s rules resulting in loss, damage or injury to the company, any outstanding Award under the Plan shall be forfeited. In addition, if any Participant engaged in an act of embezzlement, fraud or breach of fiduciary duty during the Participant’s employment that contributes to an obligation to restate the Company’s financial statements, the Participant shall be required to repay to the Company in cash and upon the demand, any Award paid under this Plan based on performance of any period for which the Company’s financial statements are restated. Repayment of Awards is in addition to and separate from any other relief available to the Company due to the Participant’s misconduct. Any determination by the Committee with respect to the foregoing is final, conclusive and binding on all interested parties.

9.	Miscellaneous.
a.	Acceleration of Awards. Unless otherwise expressly provided in an applicable Award agreement and notwithstanding any other provision of the Plan to the contrary, if a Participant’s employment with the Company or one of its subsidiaries is terminated by action of the employing entity within 12 months after the effective date of a Change in Control, then any outstanding Award held by such Participant as of the date of termination shall become fully vested, and the restrictions and other conditions applicable to any such Award held by such Participant as of the date of termination, including vesting requirements, shall lapse, and such Awards shall become free of all restrictions and fully vested. For this purpose, a “Change in Control” means the event which is deemed to have occurred if either:
i.	after the date this Plan is adopted by the Company’s shareholders, without prior approval of the Board, any person, entity or group becomes a beneficial owner, directly or indirectly, of securities of the Company representing 20 percent or more of the combined voting power of the Company’s then outstanding securities; or

ii.	without prior approval of the Board, as a result of, or in connection with, or within two years following, a tender or exchange offer for the voting stock of the Company, a merger or other business combination to which the Company is a party, the sale or other disposition of all or substantially all of the assets of the Company, a reorganization of the Company, or a proxy contest in connection with the election of members of the Board of Directors, the persons who were directors of the Company immediately prior to any such transactions cease to constitute a majority of the Board of Directors or of the board of directors of any successor to the Company (except for resignation due to death, disability or normal retirement.) For purposes of the definition in the preceding sentence, any terms that are defined by rules promulgated by the Securities and Exchange Commission have the meanings specified in such definitions from time to time.
b.	Participant Rights. No Participant has any claim or right to be granted an award under the Plan and there is no obligation on behalf of the Company or the Committee for uniformity of treatment among Participants. Awards under the Plan may not be attached, assigned or alienated in any manner.

c.	Not an Employment Obligation. Neither the adoption of the Plan nor the granting of Awards under the Plan (or any other action taken hereunder) confers upon any Participant any right to be continued employment nor interferes in any way with the right of the Company to terminate the employment of any Participant at any time.

d.	Income Tax Withholding. The Company has the right to deduct from any Award to be paid under the Plan any federal, state or local taxes required by law to be withheld with respect to such payment.

e.	Governing Law. The Plan is governed by the laws of the State of Ohio and by applicable federal laws, excluding any conflicts or choice of law, rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in an Award, Participants are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Ohio, to resolve any and all issues that may arise out of or relate to the Plan or any related Award.

f.	Amendment, Modification and Termination. The Board of Directors of the Company may amend, modify or terminate the Plan at any time, except that no such amendment or modification shall affect awards previously granted. Any such amendment or modification is effective at such date as the Board may determine.

g.	Severability. If any provision of the Plan is held invalid or unenforceable, the invalidity or unenforceability has no effect on the remaining parts of the Plan, and the Plan shall be enforced and construed as of such provision had not been included.

h.	Interpretation. The Plan is designed and intended to comply with Section 162(m) of the Code, and all provisions hereof shall be construed in a manner to so comply.

Appendix B
Cincinnati Financial Corporation
Directors’ Stock Plan of 2009
1.	Purpose. The purpose of the Cincinnati Financial Corporation Directors’ Stock Plan of 2009 is to enable the Company to attract and retain the service of experienced and knowledgeable outside directors and to strengthen the alignment of interests between outside directors and the shareholders of the Company through the increased ownership of shares of the Company’s common stock. This will be accomplished by granting shares of common stock to outside directors as a part of their annual compensation for service on the Company’s board of directors.

2.	Definitions. For purposes of the Plan, the following terms are defined as set forth below:
a.	“Board” means the board of directors of the Company.

b.	“Commission” means the Securities and Exchange Commission.

c.	“Committee” means the compensation committee of the Board or a subcommittee thereof, any successor thereto or such other committee or subcommittee as may be designated by the Board to administer the Plan, which shall at all times consist of two or more non-employee directors as defined in Rule 16b-3 under the Securities and Exchange Act of 1934, as amended, or any successor rule or definition adopted by the Commission.

d.	“Company” means Cincinnati Financial Corporation, a corporation organized under the laws of the State of Ohio, or any successor thereto and its subsidiaries on a consolidated basis.

e.	“Outside Directors” mean directors of the Company who are not also officers and employees of the Company.

f.	“Participants” means Outside Directors of the Company.

g.	“Plan” means the Cincinnati Financial Corporation Directors’ Stock Plan of 2009, which is the amended and restated Cincinnati Financial Corporation 2003 Non-Employee Directors’ Stock Plan.
3.	Administration.
a.	The Company’s Committee administers the Plan. The Committee has full power, authority and discretion to administer and interpret the Plan and to establish rules for its administration. The Committee recommends to the Board any amendments to the Plan or otherwise as it deems necessary or appropriate. The Committee, in making any determination under or referred to in the Plan, is entitled to rely on opinions, reports or statements of officers, employees, legal counsel and the public accountants of the Company.

b.	A decision by a majority of the Committee governs all actions of the Committee.

c.	Subject to express provisions of this Plan, the Committee has authority to grant Participants an equivalent amount of whole shares of common stock of the Company, equal to the sum of:
i.	The Participant’s directors’ fees for meetings earned in the preceding year, exclusive of any retainer, (but in no case more than $60,000 worth of common stock for any year of service as a director), plus

ii.	The retainer earned by the Participant in the preceding year; all subject to such conditions or restrictions, if any, as the Committee may determine.
d.	The Committee may designate the secretary of the Company or such other employees of the Company to assist the Committee in the administration of this Plan and may grant authority to such persons to execute documents on behalf of the Committee.
4.	Participation. Only Outside Directors may participate in the Plan.

5.	Limitation on Number of Shares for the Plan. The total number shares of common stock of the Company that may be awarded under the Plan shall not exceed 300,000 shares.

6.	Shares Subject to Use under the Plan. Shares of common stock to be awarded under the terms of this Plan may be either treasury shares or authorized but unissued shares.

7.	Grant of Shares
a.	Commencing with the year 2010 and each year thereafter, the Committee may grant to each Participant shares of common stock with a fair market value on the date of grant that equal (i) the cash director’s fees earned by such Participant for Board and committee meetings during the prior calendar year, but limited to $60,000, plus (ii) the retainer earned by the Participant for that year.

b.	All shares awarded under the Plan are granted at the first meeting of the Committee in each calendar year, or at such other meeting as the Committee may determine and are valued as set forth below.

c.	The shares awarded under the Plan are subject to a restriction on the sale or other transfer for a period of three years ending on the third anniversary of the date of grant, and, such other conditions or restrictions, if any, as the Committee may determine. The conditions and restrictions may vary from time to time and may be set forth in agreements between the Company and the Participant or in the awards of shares to them, all as the Committee may determine. Upon the death of a Participant before the end of the three-year period of restriction on the sale or transfer of shares awarded, such restriction as to shares awarded to that Participant automatically lapse.

d.	The shares awarded are valued at fair market value on the date of grant, which is calculated as the average of the high and low sales price quotations for common stock of the Company on the NASDAQ System on the day of the grant to a Participant. All shares awarded are full shares, rounded up to the nearest whole share.
8.	Adjustments. The amount of shares authorized to be issued under this Plan are subject to the appropriate adjustment in the event of future stock splits, stock dividends, or other changes in capitalization of the Company to prevent the dilution or enlargement of rights under this Plan; following any such change, the term “common stock” shall be deemed to refer to such class of shares or other securities as may be applicable.
9.	Additional Provisions
a.	The Board may, at any time, repeal or amend this Plan. The Participants and the Company are bound by any such amendments as of their effective dates. If this Plan is repealed in its entirety, all previously awarded shares subject to conditions or restrictions pursuant to this Plan continue to be subject to such conditions or restrictions.

b.	Every recipient of shares pursuant to this Plan is bound by the terms and provisions of this Plan and by any restrictions relating to the shares received and the acceptance of any grant of shares pursuant to this Plan constitutes a binding agreement between the recipient and the Company.
10.	Duration of Plan. The Plan is effective on the date of approval by the Board, conditioned upon shareholder approval at the next Annual Meeting of Shareholders. The Plan will terminate on the tenth anniversary of the date it is approved by the Board unless an earlier termination date is fixed by action of the Board, but no such termination affects the prior rights under this Plan of the Company or of anyone to whom shares have been granted prior to such termination.

11.	Service as a Director. Nothing in the Plan will interfere with or limit in any way the right of the Company or the Board to terminate any Participant at any time, and neither the Plan, nor the awarding of shares nor any other action taken pursuant to the Plan, will constitute or be evidence of an agreement or understanding, express or implied, that any Participant will be retained on the Board for a any period of time, or at any particular level of compensation.

Contact Information
Communications directed to Steven J. Johnston, FCAS, MAAA, CFA, senior vice president, chief financial officer and secretary, are shared with the appropriate individual(s). Or, you may directly access services:
Investors: Investor Relations responds to investor inquiries about Cincinnati Financial Corporation and its performance.
Heather J. Wietzel — Vice President, Investor Relations
513-870-2768 or investor_inquiries@cinfin.com
Shareholders: Shareholder Services provides stock transfer services, fulfills requests for shareholder materials and assists registered shareholders who wish to update account information or enroll in shareholder plans.
Jerry L. Litton — Assistant Vice President, Shareholder Services
513-870-2639 or shareholder_inquiries@cinfin.com
Media: Corporate Communications assists media representatives seeking information or comment from Cincinnati Financial Corporation or its subsidiaries.
Joan O. Shevchik, CPCU, CLU — Senior Vice President, Corporate Communications
513-603-5323 or media_inquiries@cinfin.com

CINCINNATI FINANCIAL CORPORATION
The Cincinnati Insurance Company	The Cincinnati Life Insurance Company
The Cincinnati Casualty Company	CSU Producer Resources Inc.
The Cincinnati Indemnity Company	CFC Investment Company
The Cincinnati Specialty Underwriters Insurance Company

Mailing Address:	Street Address:
P.O. Box 145496	6200 South Gilmore Road
Cincinnati, Ohio 45250-5496	Fairfield, Ohio 45014-5141
Phone: 513-870-2000
Fax: 513-870-2066
www.cinfin.com

CINCINNATI FINANCIAL CORPORATION P.O. BOX 145496 CINCINNATI, OH 45250-5496

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT, May 1, 2009. Have your proxy card in hand when you access the Web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Cincinnati Financial Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EDT, May 1, 2009. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Cincinnati Financial Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CINFI1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CINCINNATI FINANCIAL CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR James E. Benoski for a term of one year and FOR the other nominees for terms of three years.		☐	☐	☐
Vote On Directors
1.	Election of Directors Nominees:
	01) James E. Benoski 02) William F. Bahl, CFA, CIC 03) Gretchen W. Price	04) John J. Schiff, Jr., CPCU 05) Kenneth W. Stecher 06) E. Anthony Woods

Vote On Proposals

The Board of Directors recommends a vote FOR the following proposals.		For	Against	Abstain

2.	Ratifying the selection of Deloitte & Touche LLP as the company’s independent registered public accounting firm for 2009.	☐	☐	☐

3.	Approving the Cincinnati Financial Corporation Annual Incentive Compensation Plan of 2009.	☐	☐	☐

4.	Approving the Cincinnati Financial Corporation Directors’ Stock Plan of 2009.	☐	☐	☐

The Board of Directors recommends a vote AGAINST the following shareholder proposal, if introduced at the meeting.		For	Against	Abstain

5.	Asking the board to move toward a declassified board structure.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Cincinnati Financial Corporation 2009 Annual Meeting
May 2, 2009, 9:30 a.m., EDT
Cincinnati Art Museum
953 Eden Park Dr.
Cincinnati, OH 45202
Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting.
To view, visit:
2009 Shareholder Meeting Notice and Proxy Statement
www.cinfin.com/2009proxy
2008 Annual Report on Form 10-K
www.cinfin.com/200810K
Letter from the Chairman and the Chief Executive Officer
www.cinfin.com/2008chairmanandCEO_letter

Proxy - Cincinnati Financial Corporation

This Proxy Is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints John J. Schiff, Jr., Kenneth W. Stecher, and Steven J. Johnston, or any one of them, with power of substitution as proxies and hereby authorizes them to represent and to vote as designated on the reverse side and in their discretion on such other matters as may properly come before the meeting, all shares of Cincinnati Financial Corporation held of record on March 4, 2009, at the Annual Meeting of Shareholders to be held on May 2, 2009, or any adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.

If no directions are given, this proxy will be voted FOR all nominees listed, FOR the proposal to ratify the selection of Deloitte & Touche LLP as the company’s independent registered public accounting firm for 2009, FOR the proposals to approve the Annual Incentive Compensation Plan of 2009 and the Directors’ Stock Plan of 2009 and AGAINST the shareholder proposal.

Number of shares includes those held in your name directly, those in the Shareholder Investment Plan and those in the Cincinnati Financial Corporation 401(k) Savings Plan, if applicable.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)